SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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COM-GUARD.COM, INC.

(Name of Small Business Issuer in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	33-0879853 (IRS Employer Identification No.)
2075 Corte Del Norte, Suite R, Carlsbad, CA 92009 (Address and Telephone Number of Principal Executive Offices)
2075 Corte Del Norte, Suite R, Carlsbad, CA 92009 (Address of Principal Place of Business or Intended Principal Place of Business)
Laughlin International, 2533 N. Carson St., Carson City, NV 89706 (800) 648-0966 (Name, Address and Telephone Number of Agent For Service)

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Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after the registration statement becomes effective.
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If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [x]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []
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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock ($.001 par value)	33,116,331	$.09*	$2,980,469.79	$373.61**

*  The Registration Fee Calculation was based on Rule 457(c), specifically, the average of the 5 closing bid prices on the Registrant's principal trading exchange prior to the filing of the registration statement.
**  The Company previously paid $4.20 for the registration of the shares herein.

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The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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PROSPECTUS
33,116,331 SHARES
of
COM-GUARD.COM, INC.
COMMON STOCK

Com-Guard.Com, Inc. ("CGC") is offering an aggregate of 33,116,331 shares of CGC's common stock to be sold from time to time by one or more of the selling shareholders of CGC. 15,224,918 of the shares offered are issued and outstanding and up to 17,891,413 shares are issuable upon exercise of the common stock purchases warrants previously issued to the selling shareholders. Our common stock was listed on December 24, 2002 on the NASD OTC Bulletin Board under the trading symbol "CGUD." We are not selling any of these shares and will not receive any of the proceeds from the sale of the shares.

During December 2003, the Company entered into a Private Offering Memorandum with several accredited investors for additional equity capital. The Company raised a total of $250,000 ($217,500 net of commissions). The Memorandum offered to accredited investors units for a minimum amount of 3,333,333 shares and 3,333,333 warrants. Each unit consists of 333,333 shares of common stock at $.15 and 333,333 three-year warrants convertible at $.30, although the Company may accept, at their discretion, subscriptions for lesser amounts. As of March 31, 2004, the Company sold 1,666,667 shares and 1,666,667 warrants for net proceeds of $217,500. As of March 31, 2004, no warrants have been exercised.

During April 2004, the Company entered into a Private Offering Memorandum with several accredited investors for additional equity capital. The Company raised a total of $1,110,000 ($957,000 net of commissions). The Memorandum offered to accredited investors units for a minimum amount of 500,000 shares and 500,000 warrants. Each unit consists of 500,000 shares of common stock at $.10 and 500,000 three-year warrants convertible at $.15, although the Company may accept, at their discretion, subscriptions for lesser amounts. As of May 13, 2004, the Company sold 11,100,000 shares and 11,100,000 warrants for net proceeds of $957,000.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities involve a high degree of risk, and prospective purchasers should be prepared to sustain a loss of their entire investment. (See "Risk Factors" on page 6.)

Dealer Prospectus Delivery Obligation

Until July 14, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is July 14, 2004.

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TABLE OF CONTENTS

PART I

   PART II

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Item 3. Summary of Information and Risk Factors

Prospectus Summary

Our Company

Com-Guard.Com, Inc. ("CGC") has a limited operating history. The principal business of CGC is the exploitation of niche products for the microcomputer industry that provide enhanced system security for both individual users and network administrator. CGC's primary products are:

1.   Com-Guard™, which includes unique software that enables an authorized user to prohibit use of their computer, record events, and protect and deny access to stored files and;

2.   Com-Guard Pro™, combines Com-Guard™ software with a patented Sensor-Card™ hardware PC board to provide the data security mentioned above with expanded system level security that guards against physical tampering, theft, site access, and unauthorized use of computers.

   Com-Guard is able to hide, encrypt, and lock down data files in what can be considered a virtual "Computer Safe™" so that if there is a security violation attempt, locally or on the net, the intruder will not be able to access the files in the Com-Guard™ protected area.

We were incorporated on October 7, 1998 in the State of Nevada as e-World Security, Inc. We changed our name to Com-Guard.Com, Inc. on April 16, 1999. Our address and telephone number is 2075 Corte Del Nogal, Suite R, Carlsbad, CA, 92009 (760) 431-2206, Fax number (760) 431-7999.

The Offering

Maximum common stock offered of the common stock offered by this prospectus, 15,224,918 shares are currently issued and outstanding and up to 17,891,413 shares are issuable to the selling shareholders upon exercise of common stock purchase warrants previously issued to them	33,116,331
Common stock outstanding immediately prior to this offering	40,014,901(1)
Common stock outstanding immediately prior to this offering	57,906,314(2)

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(1)   Excludes the 17,891,413 shares subject to the common stock purchase warrants that are being offered in this prospectus.

(2)   Includes the 17,891,413 shares subject to the common stock purchase warrants that are being offered in this prospectus.

Use of Proceeds	The proceeds will go directly to the selling shareholders. None of the proceeds will be available to CGC.

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Summary Balance Sheet Data

	June 30, 2003	March 31, 2004
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Current Assets	$141,504	$32,502
Other Assets	258,239	256,649

Total Assets	$399,743	$289,151

Total Liabilities	$1,110,203	$1,051,435
Total Stockholders' Deficiency	(710,460)	(762,284)

Total Liabilities and Stockholders' Deficiency	$399,743	$289,151

Summary Statement of Income

	Year Ended June 30, 2003	Nine Months Period Ended March 31, 2004
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Net Sales	$68,136	$11,153
Operating Expenses	1,887,554	1,302,804
Other (Expense)	(6,885)	(30,750)

Net Loss	$(1,960,774)	$(1,325,262)

NOTE:

During the nine months ended March 31, 2004, the Company incurred a net loss of $1,325,262 and negative cash flows from operating activities of $424,841, had a stockholders’ deficiency of $762,284, an accumulated deficit of $8,674,587 and a working capital deficiency of $762,284 as of March 31, 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

To successfully execute its strategy CGC will need to improve its working capital position. CGC will need to raise additional funds to fully develop it business. There can be no assurance, however, that we will be able to complete any additional debt or equity financing on favorable terms or at all, or that such financing, if completed, will be adequate to meet our capital requirements. Any additional equity or convertible debt financing could result in substantial dilution to our stockholders. If adequate funds are not available, we will be required to delay, reduce or eliminate some or all of our planned activities. Our inability to fund our capital requirements would have a material adverse effect on CGC.

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Risk Factors

Risks Relating to Com-Guard.Com, Inc.

Our business is capital intensive and will require additional financing which will result in dilution to existing shareholders which would in turn reduce the share price of earlier issued shares

Our operations are capital intensive and growth will consume a substantial portion of available working capital. We may require additional capital in order to fund our operations. We do not have any commitments for additional financing and there can be no assurance that such additional funding, if required, will be available, or if available, will be available upon favorable terms. With respect to our ability to obtain financing on favorable terms, we do not have significant assets to serve as loan collateral. Still further, we presently do not have a sufficient cash flow to qualify for reasonable debt financing. Insufficient funds may prevent us from implementing our business strategy. In the event we raise additional funds through the issuance of equity securities, dilution to the then existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. Accordingly, such dilution would reduce the share price of the earlier issued shares.

Lack of operations, positive cash flow and profitability may continue which will affect our ability to remain in business

As of March 31, 2003, planned principal operations have commenced. As such we have a limited history of operations, the generation of positive cash flow or profits in the industries in which we participate. If we do not generate positive cash flow and hence become profitable, we may not be able to remain in business.

Uncertainty of commercial success may affect our ability to remain in business

With respect to our revenue and profitability prospects, we may not be able to achieve commercial success with our Com-Guard product. Furthermore, the computer industry is characterized by rapid change and growth. Accordingly, we may not be able to keep up with the pace of technological change or fund its growth. If we fail to achieve commercial success, we will continue to suffer net losses and we will have to go out of business.

Competition may have an adverse effect on our business

We are subject to competition from other companies that may try to emulate or compete with similar products or services. These competitors have been in the business longer than us and may have large executive and operating staffs. Our prospects may be adversely affected by competition from these companies. The introduction of similar or superior products by current or future competitors could have a material adverse effect on our business and financial condition.

Dependence on management will affect our profitability

Future success depends on the continued services of Dr. Edward W. Savarese, Chief Executive Officer and Joe Sigismonti, President and Chief Operating Officer. The loss of any of their services would be detrimental and could have a material adverse effect on the business, financial condition and results of operations. Future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on the business, financial condition and results of operations.

Dependence on proprietary technology and risks of third party infringement claims could adversely affect our business and results of operations

Although we have received patent protection, that our measures to protect our current proprietary rights may be inadequate to prevent misappropriation of such rights or that our competitors will not independently develop or patent technologies that are substantially equivalent to or superior to our technologies. Additionally, although we believe that our products and technologies do not infringe upon the proprietary rights of any third parties, that third parties may assert infringement claims against products and technologies that we license, or has the rights to use, from third parties. Any such claims, if proved, could materially and adversely affect our business and results of operations. In addition, though any such claims may ultimately prove to be without merit, the necessary management attention to, and legal costs associated with litigation or other resolution of such claims could materially and adversely affect our business and results of operations.

The results of research and development efforts are uncertain and we may not be able to compete effectively in the marketplace

We will need to make additional research and development expenditures to remain competitive. While we perform usability and beta testing of new products, the products we are currently developing or may develop in the future may not be technologically successful. If they are not technologically successful, the resulting products may not achieve market acceptance and these products may not compete effectively with products of competitors currently in the market or introduced in the future. If we are unsuccessful in the marketplace, it may affect our ability to remain in business.

Reliance on third party technologies may result in a decreasing demand for our products and our ability to remain in business affect the value of your investment

Our software products are designed to run on multiple operating systems and integrate with security products from other vendors. Businesses in the corporate market may not adopt such technologies as anticipated or will not in the future migrate to other computing technologies that we do not support. Moreover, if our products and technology are not compatible with new developments from these companies, as to which there can be no assurances, the business, results of operations and financial condition could be materially and adversely affected. If we are unable to successfully and timely develop products that operate under existing or new operating systems, or if pending or actual releases of the new operating systems delay the purchase of products, future net revenues and operating results could be materially adversely affected. Additionally, as hardware vendors incorporate additional server- based network management and security tools into network operating systems, the demand may decrease for some products, including those currently under development. In the event such demand decreases, we will continue to suffer net losses and we will have to go out of business.

Our auditors have expressed doubts about our ability to continue as a going concern which may result in the loss of your entire investment

In preparing our audited financial statements, our auditors have expressed doubts about our ability to continue as a going concern. If we discontinue operations, you will lose your entire investment.

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Risks Relating to Our Common Stock

Due to the fact that our common stock has recently been listed on the NASD OTC Bulletin Board, there can be no assurance that a regular trading market for our common stock will ever be developed. As such, the investors must be able to bear the financial risk of losing their entire investment.

Our common stock was listed on December 24, 2002 on the NASD OTC Bulletin Board under the trading symbol "CGUD." There has been only limited trading activity in our securities at this time. We do not know if a market for our common stock will be established or that, if established, a market will be sustained. Therefore, investors should realize that they may be unable to sell our common stock if they purchase it. Accordingly, investors must be able to bear the financial risk of losing their entire investment in our common stock.

Since a significant portion of our common stock is being registered and may be available for resale, a significant overhang on the market could depress the market price of our stock which will reduce the value of your investment

Following the effective date of this registration statement, a maximum of 33,116,331 shares of our common stock will be eligible for resale to the public. This amount of common stock represents a significant overhang on any market that may develop for our common stock. If a substantial number of shares in this overhang were sold in a short period of time, any market for our common stock could be dramatically depressed which will result in a reduction of the value of your investment.

Lack of dividends may affect the value of your investment when compared to comparable stock which does pay a dividend

We have never paid a cash dividend on our common stock. We are not obligated to pay a dividend on our common stock and do not anticipate payment of any dividends for the foreseeable future. We anticipate retaining our earnings to finance our operations, growth, and expansion. The value of your stock may be reduced in that prospective buyers may prefer a stock which does pay a dividend.

Potential volatility of stock price will affect the value of our common stock

There can be no assurance that an active public trading market can be established or sustained. Furthermore, if a regular trading market for the common stock is established, the shares could be subject to significant fluctuations in response to operating results and other factors, many of which are not within our control. Accordingly, you may not be able to obtain a satisfactory price for your shares if you need to sell some or all of your shares at a time when the shares may be depressed.

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Forward Looking Statements

This prospectus contains statements about our future operations which involve risks and uncertainties. Our actual results could differ in significant ways from our anticipated future operations due to many factors, including the "Risk Factors" beginning on page 7. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should carefully read all information in this prospectus including its detailed information and the financial statements and the accompanying explanatory notes before making an investment decision.

Item 4. Use of Proceeds

CGC is not selling any of these shares and accordingly, will not receive any of the proceeds from the sale of the shares. However, there are currently 2,325,001 warrants outstanding at an exercise price of $0.70 per share. In the event all of the warrants are exercised we would receive a total of $1,627,500. It is unlikely that all of the warrant holders would convert at the same time, therefore, proceeds would likely be received at various times. Historically, it has been demonstrated that all warrant holders do not exercise their respective warrants at the same time due to the individual financial circumstances of the respective warrant holders. Still further, in that the current market price of the CGC common stock is $0.12 and the exercise price of the warrants is at $.70 per share, the warrant holders are expected to refrain from exercising their warrants until such time as the CGC common stock share price approaches or exceeds the exercise price. Proceeds from the potential exercise of these warrants would be used for general working capital.

There are also currently 1,666,667 warrants outstanding at an exercise price of $0.20 per share. In the event all of the warrants are exercised we would receive a total of $333,333. It is unlikely that all of the warrant holders would convert at the same time, therefore, proceeds would likely be received at various times. Historically, it has been demonstrated that all warrant holders do not exercise their respective warrants at the same time due to the individual financial circumstances of the respective warrant holders. Still further, in that the current market price of the CGC common stock is $0.12 and the exercise price of the warrants is at $.20 per share, the warrant holders are expected to refrain from exercising their warrants until such time as the CGC common stock share price approaches or exceeds the exercise price. Proceeds from the potential exercise of these warrants would be used for general working capital.

There are also currently 11,616,973 warrants outstanding at an exercise price of $0.15 per share. In the event all of the warrants are exercised we would receive a total of $1,742,545. It is unlikely that all of the warrant holders would convert at the same time, therefore, proceeds would likely be received at various times. Historically, it has been demonstrated that all warrant holders do not exercise their respective warrants at the same time due to the individual financial circumstances of the respective warrant holders. Still further, in that the current market price of the CGC common stock is $0.12 and the exercise price of the warrants is at $.15 per share, the warrant holders are expected to refrain from exercising their warrants until such time as the CGC common stock share price approaches or exceeds the exercise price. Proceeds from the potential exercise of these warrants would be used for general working capital.

There are also currently 4,350,002 warrants outstanding at an exercise price of $0.10 per share. The holders of these warrants paid USD $.01 per warrant, yielding $43,500. In the event all of the warrants are exercised we would receive a total of $435,000. It is unlikely that all of the warrant holders would convert at the same time, therefore, proceeds would likely be received at various times. Historically, it has been demonstrated that all warrant holders do not exercise their respective warrants at the same time due to the individual financial circumstances of the respective warrant holders. Still further, in that the current market price of the CGC common stock is $0.12 and the exercise price of the warrants is at $.10 per share, the warrant holders are expected to refrain from exercising their warrants until such time as the CGC common stock share price approaches or exceeds the exercise price. Proceeds from the potential exercise of these warrants would be used for general working capital.

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Item 5. Determination of Offering Price.

This Registration Statement concerns: (i) two offerings of common stock, both of which involved the granting of a warrant for every share purchased, and (ii) the purchase of a warrant exercisable at $.10 per share, and (iii) various conversions of the Registrant's debt into the Registrant's common equity. All purchases of common stock, warrants and conversions of debt were based on the relative market price of the Company's common stock as quoted on the Over-the-Counter Bulletin Board quotations system.

Item 6. Dilution.

We are registering unissued shares in this registration statement that will be issued upon the exercise of the common share purchase warrants previously issued to the selling shareholders. Dilution would not occur as a result of any shares being sold by the selling shareholders that are presently issued in this registration statement. Dilution would, however, occur upon the issuance of the shares at a later date via the exercise of the warrants.

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Item 7. Selling Security Holders.

The securities are being sold by the selling security holders named below. The table indicates all the securities which will be available for resale. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. CGC will not receive any proceeds from the sale of the securities.

Name of Selling Shareholder		Amount of Shares of Common Stock Owned by Selling Shareholders After the Exercise of all Warrants Before the Offering	Percentage Ownership in Excess of 1% of Issued and Outstanding Shares of Common Stock Including Exercise of All Warrants (57,906,314 shares)	Amount of Shares of Common Stock to be Offered by the Selling Shareholder after the exercise of all Warrants	Percentage Ownership in Excess of 1% of Issued and Outstanding Shares of Common Stock if all Offered Shares are Sold

1.	Bomoseen Associates, L.P (1)	7,875,006	13.60	5,550,003	2.68
2.	Dickerson Family Living Trust (2)	2,562,500	4.43	2,225,000
3.	Norman W. Getz	2,750,000	4.75	2,300,000
4.	Zachary Gomes	725,000	1.25	650,000
5.	H. Eugene Graves	1,225,000	2.12	1,150,000
6.	Bill & Pamela Hickey	2,518,500	4.35	2,300,000
7.	Kim Hickey	181,000		75,000
8.	William J. & Anne Jackson	650,000	1.12	600,000
9.	Gerald Jones	750,000	1.30	300,000
10.	Lang Elliott	1,375,000	2.37	1,150,000
11.	Charles Leithauser Rev Trust (3)	1,375,000	2.37	1,150,000
12.	Nancy Jagmin	1,000,000	1.73	1,000,000
13.	Lori A. Rausch	200,000		200,000
14.	Thomas C. & Elizabeth H. Smith	500,000		500,000
15.	J. Michael Wolfe	4,000,000	6.91	4,000,000
16.	Arthur Warren	187,500		75,000
17.	Pieter Van Leeuwen Bookamp	375,000		150,000
18.	Bradshaw Taylor Ltd DRBS Trust	187,500		75,000
19.	Roger Sansom	375,000		150,000
20.	Bryan Smith	300,000		0
21.	Ronald Stewart	187,500		75,000
22.	CEG International S.A.	520,834		408,334
23.	Pactrick Larbuisson	520,834		408,334
24.	Shalica Investment Holdings, Inc.	520,834		408,334
25.	Gabriel Ferrer	2,708,334	4.68	2,483,334
26.	Yuejian James Wang	666,668	1.15	666,668
27.	Edge Capital Partners, Ltd.	500,000		500,000
28.	Gary L Wolfson	666,666	1.15	666,666
29.	Kenneth Clinton	666,666	1.15	666,666
30.	vFinance Investments, Inc. (4)	186,000		186,000
31.	Eric Rand	359,000		359,000
32.	David Stein	10,000		10,000
33.	Joseph Sigismonti	1,536,763	2.65	396,667
34.	Gerry Berg	1,292,429	2.63	307,333
35.	Alan Miller	225,715		190,000
36.	Zolton Toth	143,167		68,167
37.	Woo Young Kim	1,117,768	1.93	166,340	1.64
38.	Mark Kieft	517,644		517,644
39.	Kenneth Kieft	516,302		516,302
40.	Joseph Savarese	765,540	1.32	515,540

	TOTAL SHARES	42,740,670		33,116,332

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(1)   Theodore Stern is the ultimate beneficial owner for these shares.

(2)   The minor children of the Dickerson family are the ultimate beneficial owners for these shares.

(3)   The minor children of Charles Leithauser are the ultimate beneficiaries for these shares.

(4)   This shareholder is a broker-dealer which is a wholly owned subsidiary of vFinance, Inc. which is a public company listed on the NASD OTC Bulletin Board under the symbol "VFIN."

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Item 8. Plan of Distribution.

The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of CGC. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities.

In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

One of the selling security holders, VFinance, Inc. is a broker-dealer and is deemed to be an underwriter.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such a loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange-traded, listed option transactions that require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

In addition to, and without limiting the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the exchange act, including, without limitation, "Regulation M," which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Exchange Act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

The securities offered by this prospectus will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us. People who may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or under common control with us. This may include some or all of our officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by section 4(1) of the Securities Act or Rule 144 thereunder.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

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Item 9. Legal Matters.

There are currently no pending or threatened legal proceedings which involve CGC or against any of our officers or directors as a result of their capacities with CGC.

The legality of the issuance of the shares offered hereby will be passed upon for us by The Baum Law Firm of Encinitas, California (Exhibit No. 5).

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Item 10. Directors, Executive Officers, Promoters and Control Persons.

The following information reflects the background and experience of the directors and officers of the Company. The term of office for each director is one year.

Name	Age	Position	Served Since

Edward W. Savarese	57	Chairman, Chief Executive Officer	Inception
Edward H. Currie	62	Director	June 25, 1999
Irwin Roth	72	Director	January 2, 2003
Joseph Sigismonti	63	Director and President	September 1, 2002
Gerry B. Berg	57	Director, Vice President and CFO	September 1, 2002

Dr. Edward W. Savarese is the founder of CGC and has been a director and Chairman of the Board of Directors since its inception. He held the position of Chief Executive Officer of Imaging Technologies Corporation (formerly Personal Computer Products, Inc.) from 1982 to 1998. From 1981 to 1982, he was director of sales for SofTech Microsystems. His responsibilities included establishing and supervising an international sales organization for marketing a microcomputer operating system. From 1978 to 1981, Dr. Savarese was employed by Hewlett Packard Company, first as a sales representative for computer products, and later as district sales manager supervising a sales force in the marketing of mini- and microcomputers. Dr. Savarese holds a Doctorate degree from Columbia University, Teacher's College, with specialization in educational technology and software and systems design. He also holds a Master of Science in administration and management from Pace University.

Dr. Edward H. Currie has been a director of CGC since June 25, 1999. He has more than twenty years of senior management experience in domestic and international microcomputer-related software publishing and hardware manufacturing. Since 1988, Dr. Currie has been president and chief executive officer of ImageSoft, Inc., an international software publisher. From 1981 to 1988, he was chairman, president, and chief executive officer of Lifeboat, a software publishing company. From 1978 to 1981, Dr. Currie served as vice president of product management for the Microsystems Division of Pertec Computer Corp., a supplier of magnetic tape storage devices and microcomputer peripherals. From 1975 to 1978, he was Executive Vice President and General Manager for MITS, the creator of the first microcomputer personal computer, which was subsequently acquired by Pertec. Dr. Currie is a co-founder of PC Magazine, the largest circulation magazine on the personal computer. He also is the founder of C++ Journal and publisher of The PostScript Journal. He has published many articles, including technical articles in U.S. and international trade magazines. He holds BSEE, MS Physics, and Ph.D. Physics from the University of Miami.

Irwin Roth was appointed a director of CGC on January 2, 2003. He is also currently the CEO and Chairman of V Entertainment, Ltd., On-line Entertainment Network, Inc. and GlobalNet Systems, Ltd. Mr. Roth has been a practicing attorney for over 40 years in New York City, where he specializes in securities and entertainment law. In past years, he has served as a director and officer of numerous companies and is presently Chairman and CEO of Color Q, Inc. Mr. Roth received a B.A. degree in Political Science in 1952 and a Juris Doctor degree in 1955 from the University of Michigan.

Joseph Sigismonti serves as a director and President and Chief Operating Officer for CGC. He has been actively involved in the development, marketing, and sales of computer systems and related products for over 30 years. As an electronics engineer, sales representative, line manager, and corporate executive, he has a proven track record in such well-known companies as McDonnell Douglas, Hewlett Packard, Scientific Atlanta, and Perkin Elmer. Mr. Sigismonti has developed and directed large, high-technology marketing and sales forces worldwide. He has held positions as Vice President of sales and marketing; Vice President of worldwide sales; and Executive Vice President of operations in companies serving various high-technology markets. Additionally, he was a principal and founder of companies providing services in sales/marketing management training/consulting and import/export of electronic products. Mr. Sigismonti received his Bachelor of Science degree in electrical engineering from Pennsylvania State University.

Gerry B. Berg serves as Vice President and Chief Financial Officer for CGC. Mr. Berg is an experienced financial manager. He has many years' experience serving as a financial consultant to private and public companies and in executive capacities, including chief financial officer, for publicly traded companies, including Imaging Technologies Corporation and Greenland Corporation. Mr. Berg is a Certified Public Accountant and served six years with Deloitte+Touche. He holds a Bachelor's degree in accounting from Walsh College.

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Item 11. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information as of the date of this prospectus, regarding the beneficial ownership of CGC's common stock by (i) each person who is known to CGC to own beneficially more than five percent (5%) of the outstanding shares of the common stock of CGC, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

	Name of Beneficial Owner	No. Shares	% of Class (A)
1.	Edward W. Savarese (1) 2075 Corte del Norte Carlsbad, CA 92009	4,228,250	7.3%
2.	Edward H. Currie (2) 657 158th Street Whitestone, NY 11357	315,000	0.01%
3.	Irwin Roth (3) 2075 Corte del Norte Carlsbad, CA 92009	290,000	0.01%
4.	Joseph Sigismonti (4) 21132 Calle Ocaso Lake Forest, CA 92630	1,536,763	2.65%
5.	Gerry B. Berg (5) 2075 Corte del Norte Carlsbad, CA 92009	1,292,429	2.23%
6.	Woo Young Kim together with his control Software Technology, Inc. Dongwood Bld 784-13 Seoul, Korea 35-080	1,117,768	1.93%
7.	Theodore Stern as the beneficial owner of Bomoseen Associates, L.P. One PPG Plaza, Suite 2970 Pittsburgh, PA 15222	7,875,006	13.6%
8.	All Officers and Directors as a Group	7,662,442	13.23%

___________

(A)Percentage of ownership is based on 57,906,314 shares of Common Stock outstanding on June 30, 2004. Shares of Common Stock subject to stock options, warrants and convertible securities which are currently exercisable of convertible or will become exercisable or convertible within 60 days after June 30, 2004 are deemed outstanding for computing the percentage of the person or group holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person or group.

(1)    Includes 480,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after June 30, 2004.
  Includes 240,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after June 30, 2004.
  Includes 240,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after June 30, 2004.
  Includes 432,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after June 30, 2004.
  Includes 432,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after June 30, 2004.

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Item 12. Description of Securities

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and By-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

General:

We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. As of June 30, 2004, there were 40,014,901 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

Voting Rights:

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Dividend Policy:

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous Rights and Provisions:

Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

Preferred Stock

General:

CGC is also authorized to issue preferred stock in such amounts as may be determined by the Board of Directors. The Preferred Stock may be issued in one or more series with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications and rights as CGC's Board of Directors may determine. There are no preferred shares outstanding.

Dividends, Voting, Liquidation and Redemption:

Upon issuance, our Board of Directors will determine the rights and preferences of shares of preferred stock. The Board of Director's ability to issue preferred stock without further shareholder approval has the potential to delay, defer or prevent a change in control of our corporation. Moreover, the Board of Director's discretion in designating specific rights and preferences may have the potential to dilute or devalue the stock held by the common shareholders.

Shares Eligible for Future Sale:

We have outstanding an aggregate of 40,014,901 shares of our common stock. Of the total outstanding shares, the 15,224,918 shares to be sold by the selling shareholders are presently issued and a maximum additional 17,891,413 share may be issued pursuant to the exercise of warrants all of which will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by affiliates as that term is defined in Rule 144 under the Securities Act.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resale of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker- dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Shareholders: As of June 30, 2004, there are approximately 148 holders of CGC's common stock.

Transfer Agent:

The transfer agent for our common stock is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

Item 13. Interest of Named Experts and Counsel

Our audited financial statements for the years ended June 30, 2003, and June 30, 2002 have been included in this prospectus in reliance upon the report (which contains an explanatory paragraph relating to CGC's ability to continue as a going concern that is described in Note 11 to the financial statements) of Weinberg & Company, P.A., 6100 Glades Road, Suite 314, Boca Raton, Florida 33434, Independent Certified Public Accountants, as experts in accounting and auditing.

The validity of the shares of common stock offered by this prospectus will be passed upon by The Baum Law Firm, 580 Second Street, Suite 102, Encinitas, California 92024.

Item 14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

We are a Nevada corporation and are governed by Chapter 78 of the Nevada Revised Statutes. Nevada Revised Statutes 78.7502, 78.751 and 78.752 (the "Statutes") provide that a corporation may indemnify its present or former directors, officers, employees, agents and other persons in accordance with the procedure contained in the statutes.

Article V of CGC's By-Laws provides "The corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the corporation's request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise."

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Item 15. Organization within Last Five Years

CGC was originally incorporated on October 7, 1998 as e-World Security, Inc. We changed our name to Com-Guard.com, Inc. on April 16, 1999. Since inception, CGC has not been a party to any transaction or proposed transaction wherein any director, executive officer, nominee for election as a director, security holder named herein in the paragraph entitled "Security Ownership of Certain Beneficial Owners and Management" or any member of the immediate family (including spouse, parents, siblings and in-laws) of any of the above mentioned persons, was or is to be a party, in which the above mentioned persons had or is to have a direct or indirect material interest.

CGC has now begun sales of its products that have been under development. There have been no bankruptcies, receiverships or similar proceedings associated with the Company. The name was changed from e-World Security, Inc. to Com-Guard.com, Inc. to clarify and better reflect the nature of the business and market the Company serves.

Item 16. Description of Business

Under this section we are providing detailed forward looking statements regarding our business plan. Investors should note that we have not made significant strides toward implementation of many of the initiatives described in this section, including hiring a sales and marketing team, securing sufficient funding, completing development of our product line, and recruiting third party agents to market our products, among other planned initiatives. Failure to execute any of these objectives could have a material adverse effect on our business, operations and financial condition any of which may lead to the partial or complete loss of your investment.

Summary of CGC's Business and Products

CGC provides a group of products:

CGC provides users of personal computers with (1) Internet security, (2) file and hardware security, and (3) internal facility security.

The Com-Guard Pro™ system monitors a computer or network and detects, through proprietary software and hardware, unauthorized attempts to use, tamper with, or remove data or equipment. The system is designed to generate an alarm and a message, which can be sent to pagers, telephones, other computers, PDA's and other electronic receiving devices.

The market for CGC's products consists of individual users and industry. The popularity of the Internet has created a need for both data security and access limitations. Limiting access to sensitive and/or confidential files has grown to be a need for all users of microcomputers.

The basis for our beliefs are derived from published data released from The Computer Industry Almanac, International Data Corporation (IDC), The Us National Security Agency, and Forbes Magazine. CGC is not funded or otherwise affiliated with these sources.

Home automation, including systems to provide "internal" security to certain areas of a home or office, represents an additional market for CGC. The system, installed in a PC, has the ability to function as an internal home security system, controlling a series of sensors to protect against theft and intrusion, and can be utilized for child safety, etc.

CGC is managed by experienced individuals who have worked in the microcomputer industry for many years.

CGC has begun marketing efforts on Com-Guard and Com-Guard Pro products. Channels of distribution are being established in the United States, Canada and Europe. Moving forward, marketing relationships with manufacturing representatives to address enterprise applications and OEM prospects are in the initial stages.

The Product

Com-Guard is a PC-based hardware/software system. It provides features to provide security for computers, networks, and home/office environments.

Protection from computer tampering and theft: Over $8 billion of computers are stolen annually. Com-Guard Pro™ provides an internal sensor in the computer, which enables an alarm to inform the user of any movement of the system. The system can be enabled remotely with a "clicker" device similar to that used in automobile alarm systems, which can be carried on a key chain.

Protection of valuable PC components from tampering and theft: While billions are lost annually due to theft of computers, substantial theft is attributable to tampering and theft of components, such as mice, memory, disk drives, keyboards, etc. The Com-Guard Pro™ system detects any vibration of the system, and provides a warning alert to the owner of the system.

Prevent unauthorized access to PC: Unauthorized access to a PC can range from children logging onto Internet sites without parental knowledge or permission, to office co-workers accessing confidential and sensitive files from a PC without the user's knowledge or consent. Com-Guard™ software allows the user to place applications, directories, and/or files in a secure location that simulates a "Computer Safe™" where all access is denied without a valid password (combination). Additionally, Com-Guard provides a log of all attempts at unauthorized access.

Internal home/office security features: Com-Guard Pro™, through interconnected sensors (heat, motion, video, etc.) can serve as a central internal security system. The same alarm capabilities and event logging features of the basic PC security system are enabled in an environment that protects the entire environment. The end user can connect a motion detector, video camera or other security products that will be provided by the Registrant, to the connectors on the back of the Com-Guard Sensor-Card™ hardware.

Battery backup: In the event of power failure or deliberate disconnection of the computer, Com-Guard continues to operate with its own battery backup on the power source.

Remote notification: Com-Guard alarm messages can be routed to remote devices such as pagers and telephones.

Com-Guard products are offered in several configurations depending upon the need of the individual customer. CGC will initially offer three products: (1) Com-Guard Pro version, including Com-Guard's patented Sensor-Card™ hardware and Soft-Guard™ software; (2) Com-Guard-network version, including Com-Guard hardware, Soft-Guard, and network client/server software; (3) Com-Guard- software only; and (4) Web-Guard—a software package to provide limiting access to the browser will be free.

The Market

The U.S. personal computer industry consists of thousands of computer manufacturers, assemblers, OEMs, and peripheral/parts producers. Their products are sold and supported by a variety of distributors, resellers, systems integrators, retail merchants, and service companies. Saturating markets and increasing competition is forcing vendors to seek new users in homes, small businesses and classrooms with revamped marketing strategies and lower cost computers. The information on the size of the PC Computer Industry and network market is considered pertinent because the Registrant cannot sell and install a Com-Guard board and its related software unless there are Personal Computers that are installed.

In 2001, the worldwide number of PCs-in-use topped 600 Million units. By the year 2007, this number will nearly double to over 1.15 Billion PCs-in-use for a compound annual growth of 11.4%. The U.S. has the largest number of PCs-in-use with 175 Million at year-end 2001, and the count is increasing by 6.2% per year to reach 251 Million units in 2007. Despite yearly PC sales of over 40 Million units in the U.S., the annual increase in PCs-in-use will grow by over 13 Million per year due to over 70% PC replacement rates.

Networking continues to have a profound effect on the PC industry, from local area networks (LANs) and wide area networks (WANs) to the Internet and Intranets. Networking and client/server technologies have enabled the personal computer to play a greater role in mission-critical business functions. This expands the value of the PC to companies and reduces the status of legacy mainframe and midrange systems, while, at the same time, exposing a company and/or its data to Cyber-attacks. LAN functions are graduating from traditional print sharing, file transfer, and e-mail uses to transaction processing, management support, and Internet access applications. Users are also seeking to link LANs to wider areas to accommodate regional offices and to provide remote access to home workers.

This "connectivity”, now including the advent of Wi-Fi or wireless networks, fuels the growing concern regarding file and data security. According to International Data Corporation ("IDC"), over half of business PCs in the United States are now connected via a LAN. This number reaches as high as 80 percent when speaking about organizations with more than 100 employees. The Internet is, in a sense, the widest area network and is creating a revolution in the way PCs are used both by businesses and individuals.

The PC security industry has come into prominence recently, as a result of the newly recognized threat of cyber-terrorism. Corporate data, once reasonably secure when companies used their own internal computers and networks, have come under increasing threats as more transactions and communications between companies take place over the Internet and Wide Area Networks (WANs). Mike McConnell, former Director of the U.S. National Security Agency, expresses the point concisely in a July 2001 Red Herring Special Report on Digital Security when he speaks to the need for improved security of computers and data from cyber- attacks stating that "The United States is more networked than anyone else, and more vulnerable".

The Internet security software market has been robust with sales of security software in 2000, rising 33 percent to $5.1 Billion, outpacing the general software market, which grew 12 percent for the year. The Internet has made access to corporate data easier making the threat of data theft and or tampering a real and rising issue for businesses large and small alike. Forbes magazine reported that 85 percent of US corporations had at least one "network" breach costing a total of at least $10 Billion, aggregately.

Fueled by the proliferation of the personal computer and Internet use, the market for Com-Guard's products is substantial. In 2000, over $5.1 Billion was spent on Internet Security software by individual computer users and corporate entities. According to International Data Corporation, this number is expected to grow to $14 Billion by the year 2005, a compounded annual growth rate of 23%.

Major vendors are beginning to target small businesses, which form the least penetrated, fastest growing business sector. Market drivers include the improved availability of PCs in consumer outlets at attractive prices and new efforts by major vendors to address the problems faced by these companies, most of which have limited resources and technical know-how. Sales to the more than 6 million firms with less than 100 employees in the United States constitute the largest share of shipments to the business sector, rising to an estimated 42 percent by the year 2000. The small business sector represents more than 60 percent of business employees.

A recent IDC survey of businesses revealed that security is of paramount concern in the enterprise. Increased use of the Internet and corporate growth are among the most significant business drivers for adding security; and there was little evidence that these pressures would change over the next several years.

The IDC survey also covered the priority given by respondents to securing assets. Other than virus protection, which has been addressed by dozens of products over the past few years, the most important concern was corruption of data and unwanted disclosure of data.

Finally, the IDC report indicated a general dissatisfaction with the usability and integration of current security technologies, which represents an opportunity for Com-Guard and associated technologies.

Business Strategy

CGC's fundamental strategy is to position its Com-Guard product as a preferable method of PC security to end-users, businesses, and institutions worldwide. CGC intends to be the leader in:

1.   The DETECTION of unauthorized activities such as attempts to tamper with or steal equipment and/or access stored information with proper identification.

2.   The PROTECTION of the physical system and data security of the files that the user elects to safeguard from all who try to access the information without valid authority by placing files in a virtual "ComputerSafe™" (a protected area of the disk drive that is highly secure).

3.   The immediate NOTIFICATION of the legal user of the event with some detail of the violation attempt.

Production of the product and inventory procurement have been arranged with the original Korean developer/manufacturer. The Korean developer/manufacturer may be used to manufacture the Com-Guard product, assuming that price and delivery will be agreed to by both parties.

Management believes that its costs will remain competitive with alternative sources of supply. In any case, CGC does not, at this time, plan to build its own manufacturing capability and will continue to outsource CGC inventories. The principal supplier as mentioned, will be Guardtec, Inc. CGC believes that there are many contract manufacturing companies that would bid on manufacturing the CGC's product.

Guardtec has been the logical manufacturer of choice for the hardware PC board used in the Com-Guard Pro product. However, CGC is equally able to manufacture the product anywhere we deem appropriate. Com-Guard software development has been developed in the U.S. Except for Korea, CGC has worldwide manufacturing and marketing rights to the hardware and underlying software. Material customers for the products can be found nearly everywhere in the world.

End-user marketing will focus on providing a limited version of the product over CGC's Internet site. In this way, the product is exposed to a broad sector of the market that would match the profile of our consumer. Customers could order broadened feature sets of the product direct from CGC, or from resellers, who might stock the product in stores.

CGC will be made available to selected resellers either as a branded product or under private-label arrangements. The product would be merchandised for sale with new computer systems or as an add-on product to existing PC owners. CGC intends to use standard distribution such as major distributors, specialty distributors in the enterprise area and computer resellers located throughout the United States.

CGC's sales force will be primarily comprised of manufacturer's representative firms throughout the US and Europe. They will be responsible for selling direct to business and commercial accounts' principally Fortune 1000 companies and the like whose needs for the product have been validated by the research.

CGC will plan and execute an integrated advertising public relations campaign to promote CGC, including participation in trade shows and seminars, and frequent use of consumer and trade publications.

Intellectual Property

CGC has a patent in the United States (Application number 09/030,993), which covers the implementation of Com-Guard hardware. Copyright notices will be displayed and placed on all software developed for the system. The Intellectual Property covers the use of a hardware board which has a device to determine when the computer had been moved or tampered with. CGC has spent approximately $862,000 on research and development.

Competition

While many security products for the PC are available, most are either inadequate or too costly for general consumption and use. Most products are either costly "firewall" systems for Internet management, or software products that rely on complex encryption technologies or password protection, which has proven both cumbersome and inadequate. Furthermore, existing technologies do not combine the features of data security as well as theft protection; and no PC product combines the features of Com-Guard along with an interior security system (for home or office).

The are many computer security products in the market; however none have been identified that offer as complete a set of functionality as that of Com-Guard's products. A customer would be required to buy several independent products to cover the features of CGC's offerings; therefore, we believe a product from any one competitor would be inadequate and the sum total of costs associated with the purchase of multiple disjointed products would be too costly and inconvenient to implement for the average user.

Firewall products are designed to keep out potential intruders and encryption products are used to scramble or otherwise render data "unreadable." Com-Guard was designed to detect an intrusion and notify the owners. Com-Guard will detect unauthorized use, report the intrusion and prevent the unauthorized intruder from accessing data in the Com-Guard protected area, using Soft-Guard.

We believe CGC's products are unique in their integration of different classes of protection services that detect, protect, log, and notify users of internal or network based confidential data attacks. In addition, attempted activities such as unauthorized use, tampering, computer movement, or physical site intrusion. Products offered by CGC complement but do not replace offerings from larger companies that supply Internet based authorization, anti-virus and firewall protection products.

CGC's management has extensive experience in outsourcing computer hardware products and believes that there is a lot of competition for manufacturing computer related hardware boards. The components on Com-Guard hardware boards are widely available from multiple manufactures.

Companies generally compete by advertising product features and having products tested by independent product reviewers and testing companies. CGC will pursue these avenues for competing with their products.

Patents, Trademarks and Proprietary Technology

CGC has a patent in the United States (Application number 09/030,993), which covers the implementation of Com-Guard hardware. Copyright notices are embedded and displayed on all software developed for the system. The Intellectual Property covers the use of a hardware board which has a device to determine when the computer had been moved or tampered with. CGC has spent approximately $862,000 on research and development.

Employees

We presently have a total of six employees, of whom three were in corporate administration and finance, two in engineering and research and development, and one in sales and marketing.

Reports to Security Holder

CGC is a fully reporting company. Our annual Form 10-KSB filed with the SEC serves as our annual report to our shareholders. CGC reports its quarterly and annual financial results to the Securities and Exchange Commission ("SEC"). The last report filed by the Company was for the period ended March 31, 2003.

Accordingly, the public may read and copy any materials filed by CGC with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov). CGC's Internet address is www.com-guard.com.

Item 17. Management's Discussion and Analysis or Plan of Operations

The following discussion regarding CGC and its business and operations contains "forward-looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variation thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

Overview

The Company has limited operating history and is no longer in the development stage. It’s principal business is the exploitation of niche products for the microcomputer industry that provide enhanced system security for both individual users and network administrators. The Company’s initial product, Com-Guard™, includes unique software and hardware that enables users to protect and limit access to data; and to provide a security system against tampering and unauthorized use of computers.

The Com-Guard™ system monitors a computer or network and detects, through proprietary software and hardware, unauthorized attempts to use, tamper with, or remove data or equipment. The system is designed to generate an alarm, which can be sent to any receiving device, including pagers, telephones, and other computers.

The market for Com-Guard™ consists of individual users and industry. The popularity of the Internet has created a need for both data security and access limitations. Limiting access to sensitive and/or confidential files has grown to be a need for all users of microcomputers.

Home automation, including systems to provide “internal” security to certain areas of a home or office, represents an additional market for Com-Guard™. The system, installed in a PC, has the ability to function as an internal home security system, controlling a series of sensors to protect against theft and intrusion.

The Company has commenced the marketing of its products. However, quarter-to-quarter financial comparisons may be of limited usefulness now and for the next several quarters as the Company continues to market its products.

The Company markets and sells its products through the Company’s website: www.com-guard.com and a number of other commercial websites. In addition, the Company is working on other avenues of distribution and sales for its products.

Also See “Risks and Uncertainties” included in this discussion.

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RESULTS OF OPERATIONS

Sales.

Sales were $2,524 and $62,630 for the three month period ended March 31, 2004 and 2003, respectively. Sales were $11,153 and $63,451 for nine month period ended March 31, 2004 and 2003, respectively. The decrease in sales was primarily related to a decrease in working capital for marketing.

Provision to Write Down Inventories.

For the nine month period ended March 31, 2004 and 2003, provision to write down inventories were $0 and $75,000, respectively. The write down in fiscal year 2003 was based on the Company’s estimate of current market values of inventory.

Costs of Goods Sold.

Cost of goods sold were $1,131 and $58,645 for the three month period ended March 31, 2004 and 2003, respectively. Cost of goods sold were $2,861 and $58,645 for the nine month period ended March 31, 2004 and 2003, respectively. The decrease in Costs of goods sold was primarily due to decreased sales that was related to a decrease in working capital for sales and marketing.
Consulting fees.

For the three months ended March 31, 2004 and 2003, consulting fees were $310,900 and $107,500. For the nine months ended March 31, 2004 and 2003, consulting fees were $480,059 and $290,100. Fluctuations are due to the Company’s use of consultants during various times as projects develop and end.

Payroll and Related Costs.

Payroll and related costs for the three months ended March 31, 2004 and 2003 were $176,993 compared to $248,864 for the previous year. Payroll and related costs for the nine months ended March 31, 2004 and 2003 were $563,330 compared to $473,653 for the previous year. Payroll for the Company commenced on September 1, 2003.

Other General and Administrative Expenses.

Other general and administrative expenses for the three months ended March 31, 2004 were $71,754. Other general and administrative expenses for the three months ended March 31, 2003 were $167,811, a decrease of $96,057. Other general and administrative expenses for the nine months ended March 31, 2004 were $234,011. Other general and administrative expenses for the three months ended March 31, 2003 were $377,961, a decrease of $143,950. The decrease in general and administrative expenses were due mainly to reductions in depreciation, travel and entertainment, legal and accounting fees, and general office expenses.

Research and Development Expenses.

For the three months ended March 31, 2004 and 2003, research and development expenses were $-0- and $34,945, respectively. For the nine months ended March 31, 2004 and 2003, research and development expenses were $2,678 and $87,962, respectively. Overall costs decreased due to the Company completing certain of its products and therefore requiring less research and development expenses.

Sales and Marketing

Sales and marketing for the three months ended March 31, 2004 and 2003 were $9,083 and $52,139, respectively. Sales and marketing for the nine months ended March 31, 2004 and 2003 were $22,726 and $125,071, respectively. The decrease in sales and marketing was due mainly to decreased working capital in the Company.

Liquidity and Capital Resources.

We have financed our operations primarily through cash generated from the sale of our stock and loans to us. We are no longer classified as a development stage company and have commenced the sales and marketing of our products.
During the nine months ended March 31, 2004, the Company incurred a net loss of $1,325,262 and negative cash flows from operating activities of $424,841, has a stockholders’ deficiency of $762,284, an accumulated deficit of $8,674,587 and a working capital deficiency of $762,284 as of March 31, 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

During the year ended June 30, 2000, the Company acquired certain hardware ISA circuit boards from a current shareholder for approximately $638,000. This inventory has since been written down to $60,000 based on its current value. During the year ended June 30, 2001, the Company acquired a new series of PCI circuit boards from another shareholder for $600,000. As of March 31, 2003, this inventory has been reduced to $165,000. The Company is the sole licensee outside of Korea for these circuit board products. We are not aware that either vendor has ever sold these same products to any other third party. The Company has the license rights to manufacture (outsource) these products from other outside vendors. The Company will, based on sales and demand, determine whether to outsource manufacturing to another vendor or reorder from its Korean vendor.

In addition to the software developed for the hardware circuit boards, the Company also has software applications that can be sold as separate products. Since hardware related products have a higher cost to manufacture than stand-alone software products, the Company is currently placing a strong emphasis on its standard software products to generate revenue. The Company continues to set strategies in certain key target areas to market its hardware/software products.

Our auditors have expressed their uncertainty as to our ability to continue as a going concern. They cite the minimal capital resources available to meet existing and anticipated obligations. Management’s current plans are: (1) to further commercialize its own products, (2) to market new products, including products from other manufacturers, and (3) to continue to operate and improve e-commerce sites to sell its products. To successfully execute its current plans, the Company will need to improve its working capital position. The Company plans to overcome the circumstances that impact our ability to remain a going concern through a combination of achieving profitability, raising additional debt and equity financing, and renegotiating existing obligations.

During April 2004, the Company entered into a Private Offering Memorandum with several accredited investors for additional equity capital. The Company raised a total of $1,110,000 ($957,000 net of commissions). The Memorandum offered to accredited investors units for a minimum amount of 500,000 shares and 500,000 warrants. Each unit consists of 500,000 shares of common stock at $.10 and 500,000 three-year warrants convertible at $.15, although the Company may accept, at their discretion, subscriptions for lesser amounts. As of May 13, 2004, the Company sold 11,100,000 shares and 11,100,000 warrants for net proceeds of $957,000.

There can be no assurance, however, that the Company will be able to complete any additional debt or equity financing on favorable terms or at all, or that any such financings, if completed, will be adequate to meet the Company’s capital requirements. Any additional equity or convertible debt financings could result in substantial dilution to our stockholders. If adequate funds are not available, the Company will be required to delay, reduce or eliminate some or all of our planned activities. The Company’s inability to fund its capital requirements would have a material adverse effect on the Company. The Company currently has adequate cash resources to continue through May 31, 2005.

Results of Operations for Year Ended June 30, 2003 Compared to Year Ended June 30, 2002

Consulting Fees.

For the year ended June 30, 2003, consulting fees were $468,560 and $979,895 for the year ended June 30, 2002 a decrease of $511,385. This decrease was due to certain individuals that were consultants during 2002 that became employees during 2003. Payroll for these employees commenced on September 1, 2002.

Payroll and Related Costs.

Payroll for the Company commenced on September 1, 2002. Payroll and related costs for the year ended June 30, 2003 were $712,017 compared to $0 for the previous year.

Other General and Administrative Expenses.

Other general and administrative expenses for the year ended June 30, 2003 were $281,072. Other general and administrative expenses for the year ended June 30, 2002 were $194,856 an increase of $86,216. Overall expenses for general corporate functions remained accentually the same as the prior year.

Research and Development Expenses.

For the year ended June 30, 2003, research and development expenses were $89,920. For the year ended June 30, 2002, research and development expenses were $139,700 a decrease of $49,780. Overall costs during the year decrease due to the Company completing certain of its products during the year.

Sales and Marketing.

Sales and marketing for the year ended June 30, 2003 and 2002 were $164,136 and $0 and for the year ended June 30, 2002 . The increase in sales and marketing was due to increased efforts by the Company to market its products during the year.

Professional Fees.

Professional fees for the year ended June 30, 2003 were $159,892 and $141,432 for the year ended June 30, 2002 an increase of $18,460. This increase was due mainly to additional legal and accounting fees during the year.

Liquidity and Capital Resources.

We have financed our operations primarily through cash generated from the sale of its stock and loans to us. We are no longer classified as a development stage company and have commenced the sales and marketing of our products.

As of June 30, 2003, we have reduced debt in the approximate amount of $1,537,721 through the issuance of common stock. During the year ended June 30, 2003, the Company was forgiven $1,400,000 of prior years accrued consulting expenses due to stockholders which was accounted for as a contribution to additional paid-in capital. See also Supplemental Disclosure of Non-cash Investing and Financing Activities to the Statements of Cash Flows for the years ended June 30, 2003 and 2002.

As of June 30, 2003, the Company incurred a net loss of $1,960,774 and negative cash flows from operating activities of $1,252,033, has a stockholders’ deficiency of $710,460 and a working capital deficiency of $683,310 at June 30, 2003.

During the year ended June 30, 2000, we acquired certain hardware ISA circuit boards from a current shareholder for approximately $638,000. This shareholder currently owns 600,000 shares of our stock. This inventory has since been written down to $60,000 based on its current value. During the year ended June 30, 2001, the Company acquired a new series of PCI circuit boards from another shareholder for $600,000. As of March 31, 2003, this inventory has been reduced to $165,000. This shareholder currently owns 857,142 shares of our common stock. CGC is the sole licensee outside of Korea for these circuit board products. We are not aware that either Guardtec or Software Technologies have ever sold these same products to any other third party. CGC has the license rights to manufacture (outsource) these products from other outside vendors. We will, based on sales and demand, determine whether to outsource manufacturing to another vendor or reorder from Guardtec. During the previous two years we have been developing, refining and testing our its software for these products. We have recently completed a new version of its our software for these products and are pursuing sales opportunities.

In addition to the software developed for the hardware circuit boards, we also have software applications that can be sold as separate products. Since hardware related products have a higher cost to manufacture than stand-alone software products, we are currently placing a strong emphasis on our standard software products to generate revenue. We are developing strategies in certain key target areas to market our hardware/software products.

Our auditors have expressed their uncertainty as to our ability to continue as a going concern. They cite the minimal capital resources available to meet existing and anticipated obligations. Management’s current plans are: (1) to further commercialize its own products, (2) to market new products, including products from other manufacturers, and (3) to continue to operate and improve e-commerce sites to sell its products To successfully execute its current plans, the Company will need to improve its working capital position. The Company plans to overcome the circumstances that impact our ability to remain a going concern through a combination of achieving profitability, raising additional debt and equity financing, and renegotiating existing obligations.

There can be no assurance, however, that we will be able to complete any additional debt or equity financing on favorable terms or at all, or that any such financings, if completed, will be adequate to meet our capital requirements. Any additional equity or convertible debt financings could result in substantial dilution to our stockholders. If adequate funds are not available, we will be required to delay, reduce or eliminate some or all of our planned activities. Our inability to fund our capital requirements would have a material adverse effect on the Company.

[Graphic]

Item 18. Description of Property

CGC occupies approximately 1,800 square feet of space in a facility located at 2075 Corte del Nogal, Suite R, Carlsbad, CA 92009, at a monthly rental rate of $1,466. The lease expires on September 30, 2005. Monthly rental on this facility is subject to annual rent adjustments based on the Consumer Price Index (CPI). CGC owns no real property.
Item 19. Certain Relationships and Related Transactions

During the past two years, we have not entered into a transaction with a value in excess of $60,000 with a director, officer or beneficial owner of 5% or more of our capital stock.

Item 20. Market for Common Equity and Related Stock Matters

Market Information

Our common stock was listed on December 24, 2002 on the NASD OTC Bulletin Board under the trading symbol "GCUD." There has been only limited trading activity in our securities at this time and there can be no assurance that a regular trading market for our common stock will ever be developed.

That with respect to the amount of common stock and other than the outstanding warrants issued to the selling shareholders and the outstanding options listed below in Item 21. Executive Compensation, there are no outstanding options or warrants to purchase, or securities convertible into common stock of CGC.

Holders

As of June 30, 2004, we had a total of approximately 148 shareholders of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

No Preferred Stock

Only common stock is being registered herein. No preferred stock is being registered.

No Debt Securities

Still further, no debt securities are being offered or registered herein.

Item 21. Executive Compensation

CGC employs its officers on an "at will" basis at the pleasure of the Board of Directors.

The compensation disclosed herein represents all compensation awarded to, earned by or paid to CGC's named executive officers.

[Graphic]

Summary Compensation Table

		Annual Compensation Awards				Long-Term Compensation Payouts
Name and Principal Position(a)	Year(1) (b)	Salary (c)	Bonus (d)	Other Annual Compen- sation ($) (e)	Restricted Stock Award(s) ($) (f)	Securities Underlying Options/SARs (#) (g)	LTIP Payouts ($) (h)	All Other(2) Compen- sation ($) (i)

Edward W. Savarese Chief Executive Officer	2002 2003 2004	180,000 180,000 180,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- 720,000	-0- -0- -0-	-0- -0- -0-
Joseph Sigismonti President	2002 2003 2004	-0- -0- 168,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- 648,000	-0- -0- -0-	75,000 75,000 -0-
Gerry B. Berg Vice-President	2002 2003 2004	-0- -0- 156,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- 648,000	-0- -0- -0-	56,000 49,000 -0-

___________

(1)   Fiscal Year Ended June 30th.

(2)   Accrued consulting fees

[Graphic]

Item 22: Financial Statements

Index to Financial Statements

Condensed Balance Sheets as of March 31, 2004 (Unaudited) and June 30, 2003 (Audited)	Page 30
Condensed Statements of Operations for the Three months ended March 31, 2004 and 2003 (Unaudited)	Page 31
Condensed Statements of Operations for the Nine months ended March 31, 2004 and 2003 (Unaudited)	Page 32
Condensed Statements of Cash Flows for the Nine months ended March 31, 2004 and 2003 (Unaudited)	Page 33
Notes to Condensed Financial Statements	Page 35
Independent Auditors' Report	Page 39
Balance Sheet as of June 30, 2003	Page 40
Statements of Operations for the Years Ended June 30, 2003 and 2002	Page 41
Statements of Changes in Stockholders' Deficiency for the Years ended June 30, 2003 and 2002	Page 42
Statements of Cash Flows for the Years Ended June 30, 2003 and 2002	Page 43
Notes to Financial Statements As of June 30, 2003	Page 45

[Graphic]

COM-GUARD.COM, INC. CONDENSED BALANCE SHEETS

ASSETS	March			June
[Graphic]
	31, 2004			30, 2003
	[Graphic]	[Graphic]		[Graphic]
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 32,502			$141,504
Accounts receivable	-			2,125
Inventories	240,830			240,795
Related party receivables	15,819			15,319
	[Graphic]	[Graphic]		[Graphic]
	$ 289,151			$ 399,743
	[Graphic]			[Graphic]
TOTAL ASSETS
[Graphic]

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
[Graphic]

CURRENT LIABILITIES
Line of credit — bank	$ 24,782			$21,443
Accounts payable	191,988			177,673
Accrued payroll liabilities	365,236			181,541
Accrued interest	8,542			5,907
Accrued consulting fees	396,489			681,489
Notes payable — stockholders, net of debt discount of $72,752	64,398			15,000
	[Graphic]			[Graphic]
Total Current Liabilities	1,051,435			1,083,053
	[Graphic]			[Graphic]

LONG-TERM LIABILITIES
Notes payable — stockholders	-			27,150
	[Graphic]			[Graphic]

TOTAL LIABILITIES	1,051,435			1,110,203
	[Graphic]			[Graphic]

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY
Common stock, $.001 par value, 100,000,000 shares authorized, 24,416,641 and 17,890,006 shares issued and outstanding, respectively	24,416			17,890
Additional paid-in-capital	7,899,225			6,620,976
Deferred consulting expenses	(11,338)			-
Accumulated deficit	(8,674,587)		(7,349,326)
	[Graphic]			[Graphic]
Total Stockholders’ Deficiency	(762,284)		(710,460)
	[Graphic]			[Graphic]

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$ 289,151			$399,743
[Graphic]	[Graphic]		[Graphic]	[Graphic]

See accompanying notes to condensed financial statements.

[Graphic]

COM-GUARD.COM, INC. CONDENSED STATEMENTS OF OPERATIONS (unaudited)

Three months ended
                        March 31,
		2004			2003
		[Graphic]			[Graphic]

SALES – NET		$2,524			$62,630

COST OF GOODS SOLD		1,131			58,645
		[Graphic]			[Graphic]

GROSS PROFIT		1,393			3,985
		[Graphic]			[Graphic]

OPERATING EXPENSES
Consulting fees		310,900			107,500
Payroll and related costs		176,993			248,864
Other general and administrative		71,754			167,811
Research and development		-			34,945
Sales and marketing		9,083			52,139
TOTAL OPERATING EXPENSES		568,730			611,259
		[Graphic]			[Graphic]

LOSS FROM OPERATIONS	(567,337)			(607,274)
		[Graphic]			[Graphic]

OTHER EXPENSE
Interest expense	(29,249)			(97)
TOTAL OTHER EXPENSE	(29,249)			(97)
		[Graphic]	[Graphic]		[Graphic]

Loss before provision for income taxes	(596,586)			(607,177)
Provision for income taxes		-			-
		[Graphic]	[Graphic]		[Graphic]

NET LOSS		$(596,586)			$(607,177)
	[Graphic]	[Graphic]		[Graphic]	[Graphic]

Net loss per share — basic and diluted		$(0.03)			$(0.03)
	[Graphic]	[Graphic]		[Graphic]	[Graphic]

Weighted average number of shares outstanding during the period —basic and diluted		21,411,333			16,977,618
		[Graphic]			[Graphic]

See accompanying notes to condensed financial statements.

[Graphic]

COM-GUARD.COM, INC. CONDENSED STATEMENTS OF OPERATIONS (unaudited)

                                    Nine months ended
                        March 31,
		2004			2003
		[Graphic]			[Graphic]

SALES – NET		$11,153			$63,451
PROVISION TO WRITE DOWN INVENTORY		-			75,000
COST OF GOODS SOLD		2,861			58,645

GROSS PROFIT (LOSS)		8,292		(70,194)
		[Graphic]			[Graphic]

OPERATING EXPENSES
Consulting fees		480,059			290,100
Payroll and related cost		563,330			473,653
Other general and administrative		234,011			377,961
Research and development		2,678			87,962
Sales and marketing		22,726			125,071
TOTAL OPERATING EXPENSES		1,302,804			1,354,747
		[Graphic]			[Graphic]

LOSS FROM OPERATIONS	(1,294,512)			(1,424,941)
		[Graphic]			[Graphic]

OTHER INCOME (EXPENSE)
Interest expense	(30,892)			(600)
Interest income		142
		[Graphic]	[Graphic]		[Graphic]
TOTAL OTHER EXPENSE	(30,750)			(600)
		[Graphic]	[Graphic]		[Graphic]

Loss before provision for income taxes	(1,325,262)			(1,425,541)
Provision for income taxes		-			-
		[Graphic]	[Graphic]		[Graphic]

NET LOSS		$(1,325,262)			$(1,425,541)
	[Graphic]	[Graphic]		[Graphic]	[Graphic]

Net loss per share — basic and diluted		$(0.07)			$(0.11)
	[Graphic]	[Graphic]		[Graphic]	[Graphic]

Weighted average number of shares outstanding during the period —basic and diluted		19,616,155			13,490,222
		[Graphic]			[Graphic]

See accompanying notes to condensed financial statements.

[Graphic]

COM-GUARD.COM, INC. CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

                                Nine months ended
                        March 31,
		2004		2003
		[Graphic]		[Graphic]
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(1,325,262)		$(1,425,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation		-		11,786
Provision to write down inventory		-		75,000
Impairment of deferred offering costs		-		5,000
Stock issued for services		314,617		37,539
Accretion of debt discount		26,618		-
Changes in operating assets and liabilities:
Accounts receivable		2,125		-
Inventories		(35)	(11,286)
Related party receivables	(500)		(12,230)
Accounts payable and accrued payroll liabilities		401,195		117,625
Accrued consulting fees		156,400		184,100
		[Graphic]		[Graphic]
Net Cash Used In Operating Activities	(424,841)		(1,018,007)
		[Graphic]		[Graphic]

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures		-		-
Net Cash Used In Investing Activities		-		-
		[Graphic]		[Graphic]

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on notes payable — bank		-	(854)
Proceeds from issuance of stock		217,500		1,317,700
Repayments on notes payable — stockholders	(15,000)		(37,000)
Proceeds from notes payable - stockholders		110,000		33,000
Net proceeds from line of credit — bank	(3,339)			-
NET CASH PROVIDED BY FINANCING ACTIVITIES		315,839		1,312,846
		[Graphic]		[Graphic]

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(109,002)			294,839

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		141,504		82,281
		[Graphic]		[Graphic]

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$32,502		$377,120
[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]

[Graphic]

Supplemental Disclosure Of Cash Flow Information

Interest paid: nil
Taxes paid: nil

Supplemental Disclosure Of Non-Cash Investing And Financing Activities:

On March 24, 2004, the Company settled $10,000 of accounts payable by issuing 50,000 shares of common stock at $.20 per share. The number of shares issued were based on the fair market value of the services provided.

During the nine months ended March 31, 2004, the Company settled $441,400 of accrued consulting expenses by issuing 2,207,000 shares of common stock at $.20 per share. The number of shares issued were based on the fair market value of the services provided.

During the nine months ended March 31, 2004, the Company issued 1,650,000 shares of common stock at $.20 per share for consulting services totaling $330,000. The number of shares issued were based on the fair market value of the services provided. $90,000 of this amount is being amortized over the life of the agreements resulting in consulting expense of $78,661 for the nine months ended March 31, 2004. The unamortized balance of $11,339 is presented in the accompanying condensed balance sheet as a contra equity account.

During the nine months ended March 31, 2004, the Company settled $190,550 of accrued payroll by issuing 952,750 shares of common stock at $.20 per share. The number of shares issued were based on the value of the services provided.

During the nine months ended March 31, 2003, the Company settled $985,500 of accounts payable and accrued expenses with seven stockholders by issuing 1,407,716 shares of common stock @ $.70 per share and also settled $157,011 of accounts payable and accrued expenses with nine stockholders by issuing 448,603 shares of common stock @ @$.35 per share. Stock values based on agreement between the Company and stockholders.

During the nine months ended March 31, 2003, the Company was forgiven $1,400,000 of accrued consulting expenses.

During the nine months ended March 31, 2003, the Company settled $100,000 of notes payable and $8,600 of accrued interest by issuing 335,000 shares of common stock at approximately $.30 per share based on agreement between the Company and stockholders.

During the nine months ended March 31, 2003, $15,000 of notes payable was reclassified as notes payable – stockholder since the noteholder became a stockholder during the period.

During the nine months ended March 31, 2003, the Company settled $223,910 of note payable – stockholders and $29,700 of accrued interest by issuing 350,000 shares of common stock @ approximately $.70 per share and also settled $33,000 of notes payable - stockholders by issuing 94,285 shares of common stock at approximately $.35 per share. Stock values based on agreement between the Company and stockholders.

See accompanying notes to condensed financial statements.

[Graphic]

COM-GUARD.COM, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF MARCH 31, 2004

(unaudited)
NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements of Com-Guard.com, Inc. (the "Company") have been prepared pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for quarterly reports on Form 10-QSB and do not include all of the information and note disclosures required by generally accepted accounting principles. These condensed financial statements and notes herein are unaudited, but in the opinion of management, include all the adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. These financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company’s Form 10-KSB for the year ended June 30, 2003 as filed with the SEC on October 8, 2003. Interim operating results are not necessarily indicative of operating results for any future interim period or for the full year.

The Company was formed and incorporated in the state of Nevada on October 7, 1998 as e-WORLD SECURITY, INC. On April 16, 1999, the Company changed its name to COM-GUARD.COM, INC. The Company sells products that afford security protection to computer hardware and software in microcomputers.

Stock Options

On August 15, 2003, the Company’s Board of Directors approved stock options to Officers, Directors and Employees of the Company. Officers were granted options to purchase an aggregate of up to 1,224,000 shares of common stock of the Company. 646,000 shares are vested and the balance vests equally monthly over the next eighteen months. Directors were granted options to purchase an aggregate of up to 2,160,000 shares of common stock of the Company. 1,140,000 shares are vested and the balance vests equally monthly over the next eighteen months. Employees were granted options to purchase an aggregate of up to 642,000 shares of common stock of the Company. 303,000 shares are vested and the balance vests equally monthly over the next eighteen months. The exercise price of these stock options is $0.20, which was approximate to their fair market value at the date of grant. The term of all options is ten years. The vesting schedule and the period required for full exercisability of the stock options is at the discretion of the Board of Directors.

The Company applies Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees and related interpretations in accounting for options granted to employees, officers and directors. Under APB Opinion 25, if the exercise price of the Company’s stock options equal or exceeds the market price of the underlying stock on the date of grant, no compensation cost is recognized. For the options granted in August 2003, the exercise price of each option approximated the market price of the Company’s stock on the date of grant and the options expire in 9.5 years.

SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, requires the Company to provide pro forma information regarding net income and earnings per share for each period presented as if compensation cost for the Company’s stock options has been determined in accordance with the fair market value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants in August 2003; no dividend yield for all years; expected volatility of 183%; risk-free interest rate of 3%, and an expected life of 10 years.

Under the accounting provisions of SFAS No. 123, as amended by SFAS No. 148, the Company’s net loss and net loss per common share would have been as follows:

For the nine months ended Ended March 31, 2004
[Graphic]
Net loss	As reported Pro forma	$ (1,325,262) $ (1,720,083)
Net loss per common share – basic and diluted	As reported Pro forma	$ (.07) $ (.09)

[Graphic]

A summary of the status of the Company’s option plan as of March 31, 2004 and the changes during the period ending on that date is presented below:
	Shares	Weighted Average Exercise Price
	[Graphic]	[Graphic]
Outstanding at July 1, 2003	-	-
Granted	4,026,000	$ .20
Forfeited	-	-
	[Graphic]	[Graphic]
Outstanding at March 31, 2004	4,026,000	$ .20
	[Graphic]	[Graphic]
Weighted average fair value of options granted to employees during the period	$ .20
[Graphic]

The following table summarizes information about the stock options outstanding at March 31, 2004:
Options outstanding				Options exercisable
[Graphic]				[Graphic]
Exercise price	Number outstanding at March 31, 2004	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at March 31, 2004	Weighted average exercise price
[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]

$ .20	4,026,000	9.42 years	$ .20	2,089,000	$ .20

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Loss Per Share

Basic and diluted net loss per common share for the three and nine months ended March 31, 2004 and 2003 is computed based upon the weighted average common shares outstanding as defined by SFAS No. 128, “Earnings Per Share”. Common stock equivalents have not been included in the computation of diluted loss per share since the effect would be anti-dilutive.

[Graphic]

NOTE 2:   LINE OF CREDIT - BANK

At March 31, 2004, the Company had a line of credit from a bank for short-term borrowings in the amount of $25,000, which bears interest at floating rates. This line is unsecured and has an outstanding balance of $24,782. Total interest expense associated with the line of credit amounted to $795 for the nine months ended March 31, 2004.

NOTE 3:    RELATED PARTY TRANSACTIONS

Related Party Receivable

From time to time, the Company advances monies to officers and directors for travel, personal expenditures, and other matters. These advances are non-interest bearing and have no specified terms of repayment.

Legal Counsel

The Company’s legal counsel is a stockholder of the Company. For the three months ended March 31, 2004 and 2003, services rendered amounted to $ -0- and $71,259 respectively, and are included in other general and administrative expenses. For the nine months ended March 31, 2004 and 2003, services rendered amounted to $6,032 and $94,157 respectively, and are included in other general and administrative expenses. The decrease is due to reduced legal service mainly in regard to a registration statement filed in fiscal year 2003.

Consulting Services

During the nine months ended March 31, 2004 and 2003, the Company incurred consulting fees for various corporate and administrative services performed by officers, directors, and stockholders.

NOTE 4: NOTES PAYABLE - STOCKHOLDERS

Notes payable from stockholders, as of March 31, 2004 and June 30, 2003, consisted of the following:

                                                                        March 31,                  June 30,
                                                              2004                      2003
$13,566 convertible note payable, 7.5% interest rate, principal and interest d due November 30, 2004	$ 13,566		$13,566
$13,584 convertible note payable, 7.5% interest rate, principal and interest due November 30, 2004	13,584		13,584
$48,000 convertible note payable, 7.0% interest rate, principal and interest due May 19, 2004	15,000		15,000
$25,000 convertible note payable, 7.0% interest rate, principal and interest due December 9, 2004 (net of discount on note of $17,467)	7,533		-
$25,000 convertible note payable, 7.0% interest rate, principal and interest due December 23, 2004 (net of discount on note of $18,066)	6,934		-
$50,000 convertible note payable, 7.0% interest rate, principal and interest due December 31, 2004 (net of discount on note of $37,219)	7,781		-
	[Graphic]		[Graphic]
	64,398		42,150

Current portion	64,398		15,000
	[Graphic]		[Graphic]

Long –term portion	$ -		$27,150
	[Graphic]	[Graphic]	[Graphic]

The holders of the above convertible notes above have the option to convert at any time only the entire amount of the unpaid principal and interest of the note into the shares of the Company’s common stock at a conversion price of $0.20 to $0.35 per share.

The $25,000, $25,000 and the $50,000 convertible notes payable have detachable warrants to purchase 166,667, 166,667 and 333,333 shares of common stock, respectively, at a price of $0.30 per share. As of March 31, 2004, no warrants have been exercised. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $32,613, $24,790 and $49,580, respectively, however the value of the warrants are being limited to the face value of each note. These values were recorded as discounts on notes payable and are being amortized over the life of the notes.

[Graphic]

NOTE 5:   GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. During the nine months ended March 31, 2004, the Company incurred a net loss of $1,325,262 and negative cash flows from operating activities of $424,841, has a stockholders’ deficiency of $762,284, an accumulated deficit of $8,674,587 and a working capital deficiency of $762,284 at March 31, 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its working capital requirements, and the success of its future operations. Management’s current plans are: (1) to further commercialize its own products,(2) to market new products, including products from other manufacturers, and (3) to continue to operate and improve e-commerce sites to sell its products. In addition, as described in Note 7, the Company has raised additional equity capital of $1,110,000 ($957,000 net of commissions). Management believes that the action presently being taken to revise the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern.

NOTE 6: STOCKHOLDERS’ DEFICIENCY

(A) Private Placement

During December 2003, the Company entered into a Private Offering Memorandum with several accredited investors for additional equity capital. The Company raised a total of $250,000 ($217,500 net of commissions). The Memorandum offered to accredited investors units for a minimum amount of 3,333,333 shares and 3,333,333 warrants. Each unit consists of 333,333 shares of common stock at $.15 and 333,333 three-year warrants convertible at $.30, although the Company may accept, at their discretion, subscriptions for lesser amounts. As of March 31, 2004, the Company sold 1,666,667 shares and 1,666,667 warrants for net proceeds of $217,500. As of March 31, 2004, no warrants have been exercised. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $216,858. The following weighted average assumptions were used: expected dividend yield 0%, volatility 355%, risk-free interest rate 3.75%, expected option life 3 years. The net proceeds of $217,500 were allocated between the fair value of the warrants issued with the common stock and the common stock. The Company issued the 1,666,667 shares of stock on March 24, 2004.

(B) Other

On March 24, 2004, the Company settled $10,000 of accounts payable by issuing 50,000 shares of common stock at $.20 per share. The number of shares issued were based on the fair market value of the services provided.

During the nine months ended March 31, 2004, the Company settled $441,400 of previously accrued consulting expenses by issuing 2,207,000 shares of common stock at $.20 per share. The number of shares issued were based on the fair market value of the services provided.

During the nine months ended March 31, 2004, the Company issued 1,650,000 shares of common stock at $.20 per share for consulting services totaling $330,000. The number of shares issued were based on the fair market value of the services provided. $90,000 of this amount is being amortized over the life of the agreements resulting in consulting expense of $78,661 for the nine months ended March 31, 2004. The unamortized balance of $11,339 is presented in the accompanying condensed balance sheet as a contra equity account.

During the nine months ended March 31, 2004, the Company settled $190,550 of accrued payroll by issuing 952,750 shares of common stock at $.20 per share. The number of shares issued were based on the value of the services provided.

NOTE 7:   SUBSEQUENT EVENTS

During April 2004, the Company entered into a Private Offering Memorandum with several accredited investors for additional equity capital. The Company raised a total of $1,110,000 ($957,000 net of commissions). The Memorandum offered to accredited investors units for a minimum amount of 500,000 shares and 500,000 warrants. Each unit consists of 500,000 shares of common stock at $.10 and 500,000 three-year warrants convertible at $.15, although the Company may accept, at their discretion, subscriptions for lesser amounts. As of May 13, 2004, the Company sold 11,100,000 shares and 11,100,000 warrants for net proceeds of $957,000.

[Graphic]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
Com-Guard.com, Inc.

We have audited the accompanying balance sheet of Com-Guard.com, Inc. as of June 30, 2003 and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Com-Guard.com, Inc. as of June 30, 2003 and the results of its operations and its cash flows for the years ended June 30, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered a net loss from operations of $1,960,774, has a working capital deficiency of $683,310, a stockholders’ deficiency of $710,460 and has negative cash flows from operating activities of $1,252,033. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
September 23, 2003

[Graphic]

COM-GUARD.COM, INC.
BALANCE SHEET

ASSETS		June 30, 2003
[Graphic]
CURRENT ASSETS
Cash and cash equivalents		$141,504
Accounts receivable		2,125
Inventories		240,795
Related party receivables		15,319
		[Graphic]

TOTAL ASSETS		$399,743
[Graphic]	[Graphic]	[Graphic]

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
[Graphic]

CURRENT LIABILITIES
Line of credit — bank		$21,443
Accounts payable		177,673
Accrued payroll liabilities		181,541
Accrued interest		5,907
Accrued consulting fees		681,489
Notes payable — stockholders		15,000
		[Graphic]
Total Current Liabilities		1,083,053
		[Graphic]

LONG-TERM LIABILITIES
Notes payable — stockholders		27,150
		[Graphic]

TOTAL LIABILITIES		1,110,203
		[Graphic]

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY
Common stock, $.001 par value, 100,000,000 shares authorized, 17,890,006 shares issued and outstanding		17,890
Additional paid in capital		6,620,976
Accumulated deficit	(7,349,326)
		[Graphic]
Total Stockholders’ Deficiency	(710,460)
		[Graphic]

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY		$399,743
[Graphic]	[Graphic]	[Graphic]

See accompanying notes to financial statements.

[Graphic]

COM-GUARD.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2003 AND 2002

		2003		2002
		[Graphic]		[Graphic]

SALES		$68,136		$10,028

COST OF GOODS SOLD		59,471		—

PROVISION TO WRITE-DOWN INVENTORY		75,000		464,330
		[Graphic]		[Graphic]

GROSS LOSS	(66,335)		(454,302)
		[Graphic]		[Graphic]

OPERATING EXPENSES
Consulting fees — related party		468,560		979,895
Payroll and related costs		712,017		—
Other general and administrative		281,072		194,856
Research and development		89,920		139,700
Sales and marketing		164,136		—
Professional fees		159,892		141,432
Impairment of intangible asset		—		150,000
Depreciation		11,786		11,996
		[Graphic]		[Graphic]
TOTAL OPERATING EXPENSES		1,887,554		1,617,879
		[Graphic]		[Graphic]

LOSS FROM OPERATIONS	(1,953,889)		(2,072,181)
		[Graphic]		[Graphic]

OTHER INCOME (EXPENSE)
Interest expense	(13,099)		(31,048)
Interest income		6,214		474
		[Graphic]		[Graphic]
TOTAL OTHER INCOME (EXPENSE)	(6,885)		(30,574)
		[Graphic]		[Graphic]

Loss before provision for income taxes	(1,960,774)		(2,102,755)
Provision for income taxes		—		—
		[Graphic]		[Graphic]

NET LOSS		$(1,960,774)		$(2,102,755)
[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]

Net loss per share — basic and diluted		$(0.14)		$(0.20)
	[Graphic]	[Graphic]	[Graphic]	[Graphic]

Weighted average number of shares outstanding during the period —basic and diluted		14,165,949		10,329,107
		[Graphic]		[Graphic]

See accompanying notes to financial statements.

[Graphic]

COM-GUARD.COM, INC.
STATEMENT OF CHANGES
IN STOCKHOLDERS’ DEFICIENCY
FOR THE YEARS ENDED JUNE 30, 2003 AND 2002

	Common Stock			Common Stock To Be Issued				Additional Paid-In Capital	Accumulated Deficit
	[Graphic]			[Graphic]					[Graphic]		[Graphic]
	Shares		Amount	Shares		Amount			Total
	[Graphic]								[Graphic]

Balance, June 30, 2001	10,322,000		$10,322	—		$—		$2,325,978	$(3,285,797)		$(949,497)

Stock to be issued for cash	—		—	35,000		35		6,965	—		7,000

Beneficial conversion feature on note payable	—		—	—		—		17,500	—		17,500

Net loss, 2002	—		—	—		—		—	(2,102,755)		(2,102,755)
	[Graphic]		[Graphic]	[Graphic]		[Graphic]		[Graphic]	[Graphic]		[Graphic]

Balance, June 30, 2002	10,322,000		10,322	35,000		35		2,350,443	(5,388,552)		(3,027,752)

Stock issued	35,000		35	(35,000)	(35)			—	—		—

Stock and warrants issued for cash, net	4,814,286		4,814	—		—		1,308,885	—		1,313,699

Stock issued for services	117,255		117	—		—		37,422	—		37,539

Stock issued for stockholder loans and accrued interest	779,285		779	—		—		394,431	—		395,210

Stock issued for accounts payable and accrued expenses	1,822,177		1,823	—		—		2,529,795	—		2,531,618

Net loss, 2003	—		—	—		—		—	(1,960,774)		(1,960,774)
	[Graphic]		[Graphic]	[Graphic]		[Graphic]		[Graphic]	[Graphic]		[Graphic]

Balance, June 30, 2003	17,890,003		$17,890	—		$—		$6,620,976	$(7,349,326)		$(710,460)
	[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]

See accompanying notes to financial statements

[Graphic]

COM-GUARD.COM, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2003 AND 2002

		2003		2002
		[Graphic]		[Graphic]
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(1,960,774)		$(2,102,755)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation		11,786		11,996
Stock issued for services		37,539		—
Provision for inventory write-down		75,000		464,330
Impairment of intangible asset		—		150,000
Beneficial conversion on note feature		—		17,500
Impairment of deferred offering costs		5,000		—
Changes in operating assets and liabilities:
Inventories	(15,795)			—
Other current assets	(2,125)			—
Related party receivable	(6,791)		(8,528)
Deferred offering costs		—	(5,000)
Accounts payable and accrued expenses		267,277		163,544
Accrued consulting		336,850		1,025,550
		[Graphic]		[Graphic]
Net Cash Used In Operating Activities	(1,252,033)		(283,363)
		[Graphic]		[Graphic]

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment		—	(2,420)
		[Graphic]		[Graphic]
Net Cash Used In Investing Activities		—	(2,420)
		[Graphic]		[Graphic]

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants, net		1,313,699		—
Proceeds from common stock to be issued		—		7,000
Proceeds (repayments) from loan payable — stockholders	(92,443)			903
Net repayments from lien of credit — bank	(593)		(2,867)
Proceeds from issuance of notes payable		20,500		87,628
Proceeds from notes payable — stockholders		70,093		273,410
		[Graphic]		[Graphic]
Net Cash Provided By Financing Activities		1,311,256		366,074
		[Graphic]		[Graphic]

NET INCREASE IN CASH AND CASH EQUIVALENTS		59,223		80,291

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		82,281		1,990
		[Graphic]		[Graphic]

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$141,504		$82,281
[Graphic]	[Graphic]	[Graphic]	[Graphic]	[Graphic]

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
[Graphic]

Interest paid		$—		$—
	[Graphic]	[Graphic]	[Graphic]	[Graphic]
Taxes paid		$—		$—
	[Graphic]	[Graphic]	[Graphic]	[Graphic]

See accompanying notes to financial statements.

[Graphic]

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the year ended June 30, 2003, the Company settled $985,500 of accounts payable and accrued expenses with seven stockholders by issuing 1,407,716 shares of common stock at $.70 per share and also settled $157,011 of accounts payable and accrued expenses with nine shareholders by issuing 414,461 shares of common stock at $.35 per share. Stock values are based on agreement between the Company and stockholder.

During the year ended June 30, 2003, the Company was forgiven $1,400,000 of prior years accrued consulting expenses due to stockholders which was accounted for as a contribution to additional paid-in capital.

During the year ended June 30, 2003, the Company settled $100,000 of notes payable and $8,600 of accrued interest by issuing 335,000 shares of common stock at approximately $0.29 per share based on an agreement between the Company and stockholder.

During the year ended June 30, 2003, $15,000 of notes payable was reclassified as notes payable - stockholder since the noteholder became a stockholder of the Company.

During the year ended June 30, 2003, the Company settled $223,910 of notes payable — stockholders and $29,700 of accrued interest by issuing 350,000 shares of common stock at approximately $.70 per share and settled $33,000 of notes payable — stockholders by issuing 94,285 shares of common stock at approximately $.35 per share. Stock values are based on agreement between the Company and stockholder.

As of June 30, 2002, notes payable and accrued interest to stockholders aggregating $188,685 were offset against stockholder loans/ advances.

[Graphic]

COM-GUARD.COM, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

NOTE 1       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Com-Guard.com, Inc. was formed and incorporated in the state of Nevada on October 7, 1998 as E-WORLD SECURITY, INC. On April 16, 1999 the Company changed its name to COM-GUARD.COM, INC. (the “Company”). Planned principal operations of the Company commenced during the year ended June 30, 2003 and is therefore no longer in the development stage. The Company sells products that afford security protection to computer hardware and software in microcomputers. The Company’s initial product, Com-Guard, includes unique software and hardware that enables users to protect and limit access to data; and to provide a security system against tampering and unauthorized use of computers.

(B) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) Inventories

Inventories consist of primarily finished goods stated at the lower of cost (first-in, first-out) or market. During the year ended June 30, 2003, the Company determined that the fair market value of the inventory was less than the carrying amount and recorded a $75,000 valuation reserve based on management’s planned marketing and distribution strategies and the expected pricing of the related products.

The valuation reserve requires the Company to make significant estimates and changes in facts and circumstances that could result in material changes in the valuation reserve.

(E) Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated economic useful lives of 3 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized. As of June 30, 2003, all property and equipment have been fully depreciated.

(F) Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets related to these assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

(G) Stock Options and Warrants

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” the Company has elected to account for Stock Options issued to employees under Accounting Principles Board Opinion No. 25 (“APB Opinion No. 25”) and related interpretations. The Company accounts for stock options issued to non-employees under the fair value method of SFAS No. 123.

(H) Revenue Recognition

The Company accounts for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP 97-2, Software Revenue Recognition). The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) collectibility is reasonably assured. Post customer support (PCS), if applicable, is recognized on delivery of applicable software. The Company accrues all estimated costs of providing the PCS services, including upgrades/enhancements.

At the time of the transaction, the Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction and whether collectibility is reasonably assured. If a significant portion of a fee is due after our normal payment terms, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company recognizes revenue as the fees become due. Where the Company provides or delivers a product or service at a specific point in time and there are no remaining obligations, the Company recognizes revenue upon the delivery of the product or completion of the service.

(I) Income Taxes

The Company accounts for income taxes under SFAS No. 109 “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has made no current provision (benefit) for Federal income taxes because of financial statement and tax losses since its inception. A valuation allowance has been used to offset the recognition of any deferred tax assets arising from net operating loss carryforwards due to the uncertainty of future realization. The use of any tax loss carryforward benefits may also be limited as a result of changes in Company ownership.

(J) Research and Development

Research and development, which includes purchased research and development and internal costs incurred on the technology are expensed as incurred. SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” does not materially effect the Company because the Company has elected to expense as research and development all such costs prior to establishing technological feasibility as required by SFAS No. 86. Management expects technological feasibility to be established upon completion of beta testing.

(K) Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s financial instruments, including accounts receivable, accounts payable and accrued liabilities, line of credit and notes payable, approximate fair value due to the relatively short period to maturity for these instruments.

(L) Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds the provisions of SFAS No. 4, which requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS No. 145 related to classification of debt extinguishments are effective for fiscal years beginning after May 15, 2002, with earlier application encouraged.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Restructuring Costs.” SFAS No. 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS No. 146, the Company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS No. 146 will require the Company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS No. 146, a company cannot restate it’s previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation” and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based-compensation and the related pro-forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, the FASB issued SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer’s accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements”. The remaining provisions of this Statement are consistent with the FASB’s proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2003.

Management does not expect the impact from these statements’ pronouncements to have a material impact on the Company’s consolidated financial position or results of operations.

(M) Business Segments

The Company applies SFAS No. 131, “Disclosures About Segments at an Enterprise and Related Information.” The Company operates in one segment and therefore segment information is not presented.

(N) Loss Per Share

Basic and diluted net loss per common share for the years ended June 30, 2003 and 2002 is computed based upon the weighted average common shares outstanding as defined by SFAS No. 128, “Earnings Per Share”. Common stock equivalents have not been included in the computation of diluted loss per share since the effect would be anti-dilutive.

(O) Concentrations

During the year ended June 30, 2003, approximately 90% of the Company’s sales pertain to one customer.

The Company maintains the majority of its cash balances in a financial institution located in Carlsbad, California. The balance in the institution is insured by the Federal Deposit Insurance Corporation up to $100,000. At June 30, 2003, the Company’s uninsured cash total was $49,847.

NOTE 2       PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2003 and 2002 consisted of the following:

Equipment		$41,509
Furniture and fixtures		2,816
Computers		2,420
		[Graphic]
		46,745
Less: Accumulated depreciation		46,745
		[Graphic]

Property and equipment – net		$—
	[Graphic]	[Graphic]

Depreciation expense for the years ended June 30, 2003 and 2002 was $11,786 and $11,996, respectively.

NOTE 3       IMPAIRMENT OF INTANGIBLE ASSET

On December 25, 2000, the Company acquired from Guardtec, Inc. (formerly Kyungki System Co., Ltd.) (See Note 10(E)), a Korean corporation, the rights, title and interest to GTC Firewall, including copyrights, trademarks, patents, object codes, source codes, enhancements, and updates or other modifications and user manuals. The product’s function was to prevent unauthorized entry into a network and to safeguard files by means of encryption. As consideration for acquisition of this technology, the Company issued 150,000 shares of its common stock with a fair value of $150,000. As of June 30, 2002, this technology was considered to be impaired under SFAS No. 121 because management has deemed that such technology was no longer marketable. An impairment charge of $150,000 was recorded during the year ended June 30, 2002.

NOTE 4       LINE OF CREDIT - BANK

At June 30, 2003, the Company had a line of credit from a bank for short-term borrowings in the amount of $25,000, which bears interest at floating rates. This line is unsecured and has an outstanding balance of $21,443. Total interest expenses associated with the line of credit amounted to $2,543 and $2,500 for the years ended June 30, 2003 and 2002, respectively.

NOTE 5       NOTES PAYABLE - STOCKHOLDERS

Notes payable from stockholders, as of June 30, 2003, consisted of the following:

$13,566 convertible note payable, 7.5% interest rate, principal and interest due November 30, 2004		$13,566

$13,584 convertible note payable, 7.5% interest rate, principal and interest due November 30, 2004		13,584
$48,000 convertible note payable, 7.0% interest rate, principal and interest due May 19, 2004		15,000
		[Graphic]
		42,150
Current portion		15,000
		[Graphic]

Long –term portion		$27,150
	[Graphic]	[Graphic]

The holders of the above convertible notes above have the option to convert at any time only the entire amount of the unpaid principal and interest of the note into common shares of the Company’s common stock at a conversion price of $0.35 per share.

NOTE 6       DEFINED CONTRIBUTION PLAN

Effective July 1, 2002, the Company adopted a 401(k) plan which covers all employees. The Company has accrued $7,950 as a matching contribution and has not paid any matching contributions during the year. Participants may contribute up to 75% of their compensation, not to exceed the maximum dollar amount allowable by the Internal Revenue Code.

NOTE 7       RELATED PARTY TRANSACTIONS

(A) Consulting Services

During the year ended June 30, 2003 and 2002, the Company incurred consulting fees for various corporate and administrative services performed by officers, directors, and stockholders.

(B) Legal Counsel

The Company’s legal counsel is a stockholder of the Company. For the years ended June 30, 2003 and 2002, services rendered amounted to $43,314 and $80,689, respectively, and are included in operating expenses within professional fees.

(C) Related Party Receivable

From time to time, the Company advances monies to officers and directors for travel, personal expenditures, and other matters. As of June 30, 2003, the advances totaled $15,319. These advances are non-interest bearing and have no specified terms of repayment.

NOTE 8       COMMITMENTS AND CONTINGENCIES

(A) Leases

The Company leases corporate office space, transportation and office equipment under operating leases, expiring in August 2005.
Future minimum lease payments as of June 30, for the operating lease are as follows:

2004	$33,698
2005	34,934
2006	3,020

Office rent expense for the years ended June 30, 2003 and 2002 amounted to $23,472 and $22,374, respectively.

(B) Consulting Agreements

On July 1, 1999, the Company entered into two-year consulting agreements with seven individuals. On June 22, 2001 the agreements were renewed for one year and the number of consultants was increased to eleven. Certain agreements were extended for a short period of time and all agreements were fulfilled and completed by June 30, 2003. The terms of the agreements call for the individuals to provide the following services:

1)   Public relations, shareholder relations, and general management consulting.
2)   Market research and materials, vendor relations.
3)   Research and development, product planning and technical staff evaluations.
4)   Corporate planning and strategic alliances.
5)   Fundraising and strategic planning.
6)   General corporate governance.

As of June 30, 2003 and 2002, the Company had $468,560 and $1,119,595 of consulting expense under such agreements and the accrued liability at June 30, 2003 under such agreements aggregated $681,489.

In April 2003, the Company entered into a one-year consulting agreement with a consultant to provide general services to the Company. As of June 30, 2003, the Company had accrued $24,000 relating to this agreement.

NOTE 9       STOCKHOLDERS’ DEFICIENCY

(A) Private Placement

During the year ended June 30, 2003, the Company commenced a private placement share offering wherein it offered to accredited investors units for a minimum amount of 3,000,000 shares and 1,500,000 warrants and a maximum amount of 6,000,000 shares of common stock and 3,000,000 warrants. Each unit consists of 300,000 shares of common stock at $.35 and 150,000 five-year warrants convertible at $.70, although the Company may accept, at their discretion, subscriptions for lesser amounts. During the year ended June 30, 2003 the Company closed this offering, of which the Company sold 4,314,286 shares and 2,325,000 warrants for net proceeds of $1,313,699. As of June 30, 2003 no warrants have been exercised. The fair market value of the warrants, aggregating $721,809 was estimated on the grant date using the Black-Scholes option pricing model as required by SFAS No. 123 with the following weighted average assumptions: expected dividend yield 0%, volatility 355%, risk-free interest rate 3.75%, expected option life 5 years. The Company issued 500,000 shares of common stock, valued at $175,000, in payment of offering costs incurred. The value assigned to this stock was based on the private placement offering of $.35 per share. The value of the common stock has been charged to equity as direct costs to the offering.

(B) Stock Options

A summary of the options issued to certain advisors, consultants and directors as of June 30, 2003 is presented below:

	Number of Options		Weighted Average Exercise Price
	[Graphic]		[Graphic]
Stock Options
[Graphic]
Balance, June 30, 2001	1,055,000		$.30
Granted	—		—
Exercised	—		—
Forfeited	(5,000)		1.00
	[Graphic]		[Graphic]
Balance, June 30, 2002	1,050,000.30
	[Graphic]		[Graphic]

Granted	—		—
Exercised	—		—
Forfeited	—		—
Cancelled	(1,050,000)		—
	[Graphic]		[Graphic]
Balance, June 30, 2003	—		$—
	[Graphic]	[Graphic]	[Graphic]

NOTE 10   INCOME TAXES

The Company’s tax expense differs from the “expected” tax expense for the years ended June 30, 2003 and 2002, as follows:

		2003		2002
		[Graphic]		[Graphic]

U.S. Federal income tax provision (benefit)		$(658,477)		$(698,853)
Effect of research and development costs and amortization of organization cost	(13,759)			28,435
Effect of net operating loss carryback		—		—
		[Graphic]		[Graphic]
Tax benefit	(672,236)		(670,418)
Valuation allowance		672,236		670,418
		[Graphic]		[Graphic]

		$—		$—
	[Graphic]	[Graphic]	[Graphic]	[Graphic]

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at June 30, 2003 and 2002 are as follows:

		2003		2002
		[Graphic]		[Graphic]
Deferred tax assets:
Research and development costs		$287,789		$282,485
Net operating loss carryforward and start-up costs		1,867,085		1,200,153
		[Graphic]		[Graphic]
Total gross deferred tax assets		2,154,874		1,482,638
Less valuation allowance	(2,154,874)		(1,482,638)
		[Graphic]		[Graphic]

Net deferred tax assets		$—		$—
	[Graphic]	[Graphic]	[Graphic]	[Graphic]

As of June 30, 2003, the Company had start-up costs and net operating loss carryforwards of approximately $6,337,865, for U.S. Federal income tax purposes available to offset future taxable income expiring on various dates through 2022.

The valuation allowance as of June 30, 2003 and 2002 was $2,154,874 and $1,482,638, respectively. The net change in the valuation allowance during the year ended June 30, 2003 was an increase of approximately $672,236.

NOTE 11   GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $1,960,774 and negative cash flows from operating activities of $1,252,033, has a stockholders’ deficiency of $710,460 and a working capital deficiency of $683,310 at June 30, 2003. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its working capital requirements, and the success of its future operations. Management’s current plans are: (1) to further commercialize its own products,(2) to market new products, including products from other manufacturers, and (3) to continue to operate and improve e-commerce sites to sell its products. Management believes that the action presently being taken to revise the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern.

NOTE 12   SUBSEQUENT EVENTS

In August 2003, the Company’s Board of Directors approved stock options to Officers, Directors and Employees of the Company. Officers were granted options to purchase an aggregate of up to 1,224,000 shares of Common Stock of the Company. 408,000 shares are vested and the balance vest equally monthly over the next 24 months. Directors were granted options to purchase an aggregate of up to 2,160,000 shares of Common Stock of the Company. 720,000 shares are vested and the balance vest equally monthly over the next 24 months. Employees were granted options to purchase an aggregate of up to 642,000 shares of Common Stock of the Company. 234,000 shares are vested and the balance vest equally monthly over the next 24 months. The exercise price of these stock options is $0.20, which was equal to their fair market value at the date of grant. The term of all options is ten years. The vesting schedule and the period required for full exercisability of the stock options is at the discretion of the Board of Directors.

Item 23. Change in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Where You Can Find Additional Information

We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the Registration Statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the Registration Statement and these statements are qualified in their entirety by reference to the contract or document.

The Registration Statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC’s Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

[Graphic]

PART II
Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

In so far as indemnification by CGC for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and By-Laws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

In the event that a claim for indemnification by such director, officer or controlling person of CGC in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, CGC will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this Registration Statement. Selling security holders will pay no offering expenses.

			Expense
			[Graphic]
Item
[Graphic]

1.	SEC Registration Fee		$4.20
2.	Legal Expenses*		10,500.00
3.	Accounting Fees and Expenses*		5,000.00
4.	Miscellaneous*		2,500.00

		TOTAL	$18,004.20

Item 26. Recent Sales of Unregistered Securities

(a) Recent Sales: We had the following stock issuances within the last three years and as described below. All such shares were sold by the officers and directors of CGC and no underwriters were utilized.

1.   During fiscal year ended June 30, 2000, a total of 300,000 shares of common stock at $1.50 per share were issued for cash of $450,000 to one (1) shareholder who was an accredited investor.

2.   During fiscal year ended June 30, 2000, a total of 250,000 shares of common stock at $1.00 per share were issued for cash of $250,000; 5,000 shares were issued on April 1, 1999 to one (1) accredited investor. 25,000 shares were issued on August 1, 1999 to one (1) accredited investor. 50,000 shares were issued on October 10, 1999 to one (1) accredited investor. 50,000 shares were issued on November 12, 1999 to one (1) accredited investor. 15,000 shares were issued on November 18, 1999 to one (1) accredited investor. 5,000 shares were issued on November 24, 1999 to one (1) accredited investor and 100,000 shares were issued on April 14, 2000 to one (1) accredited investor.

3.   During fiscal year ended June 30, 2000, a total of 26,500 shares of common stock at $1.00 per share were issued for cash of $26,500; 1,500 shares were issued on September 1, 1999 for consulting services to one (1) accredited investor and 25,000 shares were issued on July 5, 1999 for bookkeeping services to one (1) accredited investor.

4.   On June 30, 2000, a total of 210,000 shares of common stock at $1.00 per share were issued for the conversion of two (2) Convertible Promissory Notes of $200,000 ($100,000 each note) and related total interest of $10,000 ($5,000 each note). These shares were issued to two (2) shareholders both of whom were accredited investors.

5.   During fiscal year ended June 30, 2001, a total of 180,000 shares of common stock at $1.00 per share were issued for cash of $180,000; 150,000 shares were issued on December 20, 2000 to a single accredited investor and 30,000 shares were issued on May 19, 2001 also to a single accredited investor.

6.   During fiscal year ended June 30, 2001, a total of 111,000 shares of common stock at $1.00 per share were issued for services of $111,000; 36,000 shares were issued on October 1, 2000 for consulting services to six (6) accredited investors as follows; 5,000 shares to one (1) shareholder, 5,000 shares to one (1) shareholder; 500 shares to one (1) shareholder, 5,000 shares to one (1) shareholder, 500 shares to one (1) shareholder, and 20,000 shares to one (1) shareholder and 75,000 shares were issued on January 30, 2001 for bookkeeping services.

7.   On December 19, 2000, a total of 150,000 shares of common stock at $1.00 per share were issued for an intangible asset of $150,000 to a single accredited investor.

8.   From July 31, 2002 through August 9, 2002, a total of 4,125,003 shares of common stock at $.35 per were issued pursuant to a Regulation D, Rule 506 Offering for cash of $1,426,250 to a total of fifteen (15) accredited investors. A total of 2,062,501 Warrants exercisable at $.70 per share were also issued as part of this offering to these same investors.

9.   On August 9, 2002, a total of 500,000 shares of common stock were issued as a placement fee for the Regulation D, Rule 506 Offering to a total of seven (7) accredited investors as follows: 175,000 shares to one (1) shareholder, 4,000 shares to one (1) shareholder, 18,000 shares to one (1) shareholder, 221,000 shares to one (1) shareholder, 2,000 shares to one (1) shareholder, 25,000 shares to one (1) shareholder and 55,000 shares to one (1) shareholder.

10.   On March 4, 2003, a total of 94,286 shares of common stock were issued to one (1) accredited investor creditor of CGC at $.35 per share in consideration of the cancellation of a total of $33,000 debt.

11.   On March 4, 2003, a total of 857,142 shares of common stock were issued to a single accredited investor creditor of CGC at $.70 per share in consideration of the cancellation of a $600,000 debt that occurred in December 2002.

12.   On or about December 15, 2003, a single accredited investor converted its Convertible Promissory Note in the amount of $250,000 into 357,142 shares of common stock at a conversion rate of $.70 per share. The share certificate representing this converted shares was issued on March 4, 2003.

13.   On March 4, 2003, a total of 525,000 shares of common stock at $.35 per share were issued pursuant to a Regulation D, Rule 506 Offering for cash of $187,500 to a total of six (6) accredited shareholders. A total of 262,500 Warrants exercisable at $.70 per share were also issued as part of this offering. Payment for these shares was received in December 2002.

14.   On March 4, 2003, a total of 178,572 shares of common stock were issued to a single accredited investor creditor of CGC at $.70 per share in consideration of the cancellation of a $125,000 debt that occurred in December 2002.

15.   On March 4, 2003, a total of 357,145 shares of common stock were issued to four (4) consultants of CGC at $.70 per share in consideration of various consulting services provided to CGC of a total valuation of $250,000 as follows: 178,572 shares to one (1) shareholder, 71,429 shares to one (1) shareholder, 71,429 shares to one (1) shareholder, and 35,715 shares to one (1) shareholder. Two (2) of the consultants were accredited investors and the other two (2) consultants were unaccredited investors.

16.   On April 2, 2003, a total of 533,716 shares of common stock were issued to eleven (11) consultants of CGC at $.35 per share in consideration of various consulting services provided to CGC of a total valuation of $186,801 as follows: 142,858 shares to one (1) shareholder (accredited investor), 50,000 shares to one (1) shareholder (accredited investor), 50,000 shares to one (1) shareholder (unaccredited investor), 75,000 shares to one (1) shareholder (unaccredited investor), 59,888 shares to one (1) shareholder (accredited investor), 50,000 shares to one (1) shareholder (accredited investor), 15,112 shares to one (1) shareholder (unaccredited investor), 42,858 shares to one (1) shareholder (accredited investor), 18,000 shares to one (1) shareholder (accredited investor), 15,000 shares to one (1) shareholder (unaccredited investor), and 15,000 shares to one (1) shareholder (accredited investor).

17.   On April 2, 2003, a total of 40,000 shares of common stock were issued to three (3) accredited investor consultants of CGC at $.20 per share in consideration of various consulting services provided to CGC of a total valuation of $8,000 as follows: 15,000 shares to one (1) shareholder, 15,000 shares to one (1) shareholder and 5,000 shares to one (1) shareholder.

18. On September 22, 2003, a total of 200,000 shares of common stock were issued to two (2) accredited investor consultants of CGC at $.20 per share in consideration of various consulting services provided to CGC of a total valuation of $40,000 as follows: 100,000 shares to one (1) shareholder, 100,000 shares to one (1) shareholder.

19.   On October 16, 2003, a total of 450,000 shares of common stock were issued to six (6) employees (prior consultants) and one (1) consultant of CGC at $.20 per share in consideration of various prior consulting services provided to CGC of a total valuation of $90,000 as follows: 100,000 shares to one (1) shareholder, 50,000 shares to one (1) shareholder, 100,000 shares to one (1) shareholder, 50,000 shares to one (1) shareholder, 50,000 shares to one (1) shareholder, 50,000 shares to one (1) shareholder, and 50,000 shares to one (1) shareholder. Four (4) of the consultants were accredited investors and the other three (3) consultants were unaccredited investors.

20.    On October 22, 2003, a total of 200,000 shares of common stock were issued to three (3) accredited investor consultants of CGC at $.20 per share in consideration of various consulting services provided to CGC of a total valuation of $40,000 as follows: 100,000 shares to one (1) shareholder, 50,000 shares to one (1) shareholder and 50,000 shares to one (1) shareholder.

21.    On November 12, 2003, a total of 1,032,000 shares of common stock were issued to three (3) employees (prior consultants) and seven (7) consultants of CGC at $.20 per share in consideration of various prior consulting services provided to CGC of a total valuation of $206,400 as follows: 142,000 shares to one (1) shareholder, 50,000 shares to one (1) shareholder, 50,000 shares to one (1) shareholder, 50,000 shares to one (1) shareholder, 250,000 shares to one (1) shareholder, 100,000 shares to one (1) shareholder, 115,000 shares to one (1) shareholder, 100,000 shares to one (1) shareholder, 100,000 shares to one (1) shareholder and 75,000 shares to one (1) shareholder. Seven (7) of the consultants were accredited investors and the other three (3) consultants were unaccredited investors.

22. On November 13, 2003, a total of 250,000 shares of common stock were issued to two (2) accredited investor consultants of CGC at $.20 per share in consideration of various consulting services provided to CGC of a total valuation of $50,000 as follows: 125,000 shares to one (1) shareholder, 125,000 shares to one (1) shareholder.

23.   On November 24, 2003, a total of 150,000 shares of common stock were issued to two (2) accredited investor employees (former consultants) of CGC at $.20 per share in consideration of various consulting services provided to CGC of a total valuation of $30,000 as follows: 100,000 shares to one (1) shareholder, 50,000 shares to one (1) shareholder.

24.   On January 21, 2004, a total of 500,000 shares of common stock were issued to two (2) accredited investor consultants of CGC at $.20 per share in consideration of various consulting services provided to CGC of a total valuation of $100,000 as follows: 200,000 shares to one (1) shareholder and 300,000 shares to one (1) shareholder.

25.   On January 23, 2004, a total of 450,000 shares of common stock were issued to six (6) consultants and of CGC at $.20 per share in consideration of various prior consulting services provided to CGC of a total valuation of $72,900 as follows: 125,000 shares to one (1) shareholder, 30,000 shares to one (1) shareholder, 35,000 shares to one (1) shareholder, 75,000 shares to one (1) shareholder, 60,000 shares to one (1) shareholder, and 39,500 shares to one (1) shareholder. Four (4) of the consultants were accredited investors and the other two (2) consultants were unaccredited investors.

26.   On March 17, 2004, a total of 1,666,668 shares of common stock at $.15 per share were issued pursuant to a Regulation D, Rule 506 Offering for cash of $250,000 to a total of six (6) accredited shareholders. A total of 1,666,668 Warrants exercisable at $.20 per share were also issued as part of this offering. Payment for these shares was received in December 2003.

27.   On March 24, 2004, a total of 1,213,250 shares of common stock at $20 per share were issued in consideration of a reduction of    payables.

(b) Exemptions from Registration: With respect to the shares issued as noted in Items 4(a)1 through 4(a)4, such issuances were made in reliance upon the private placement exemptions provided by Section 4(2) of the Securities Act of 1933 as amended (the "Act") and Nevada Revised Statutes Sections 78.211, 78.215, 78.3784, 78.3785 and 78.3791 (collectively the "Nevada Statutes") debt cancellations listed at Items 4(a)10, 4(a)11, 4(a)12 and 4(a)14, the placement fee listed at Item 4(a)9 and the consulting services listed at Item 4(a)15, 4(a)16 and 4(a)17, such issuances were made in reliance on the private placement exemptions provided by Section 4(2) of the Act and the Nevada Statutes.

With respect to the issuance of the 5,150,003 common shares and 2,325,001 Warrants listed at Items 4(a)12 and 4(a)13, such issuances were made in reliance on the private placement exemption provided by Section 4(2) of the Act, SEC Regulation D, Rule 506 of the Act and the Nevada Statutes.

(c) Basis for Reliance Upon Exemption from Registration: We have relied upon the private placement exemptions from registration provided by Section 4(2) of the Securities act of 1933 as amended (the "Act") and SEC Regulation D, Rule 506 of the Act. With respect to the Rule 506 exemption, this type of offering is available to reporting company issuers for sales without regard to the dollar amount of the offering. Only accredited investors were utilized in this offering and all of the shares issued satisfied the Rule 506 requirements.

Those shares not issued pursuant to Rule 506 were issued pursuant to Section 4(2) of the Act which exempts from registration transactions by an issuer not involving a public offering. This offering exemption is available to any issuer but prohibits general solicitation or advertising. Prospective purchasers must have access to information about the issuer. We have utilized this Section 4(2) exemption by providing prospective purchasers with such sufficient information and required that all such purchasers be financially sophisticated; have a certain net worth and have the ability to bear the risk of loss of their respective investments.

More specifically, each of the purchasers were sophisticated persons who had a prior business or personal relationship with the officers or directors of CGC. Still further, these persons had access to the same kind of information normally provided in a prospectus. CGC did not use any form of public solicitation or general advertising in connection with any of its offerings.

In each instance, each of the share purchasers had access to sufficient information regarding CGC so as to make an informed investment decision. We made the determination that each purchaser was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

[Graphic]

Item 27. Exhibits

The following documents are enclosed herein pursuant to the requirements of Item 601 of Regulation S-B.

Exhibit No.	Description
[Graphic]	[Graphic]

3(i)1*	Certificate of Amendment of Articles of Incorporation of e-World Security, Inc. changing name to "Com-Guard.Com, Inc."
3(i)2*	Articles of Incorporation of e-World Security, Inc.
3(ii)*	By-Laws of e-World Security, Inc.
5*	Legal Opinion of Mark L. Baum, Esq.
10.1*	Technology Purchase Agreement
10.2*	Consulting Agreement
10.3	Manufacturer Licensee Program Agreement
23	Consent of Experts—Weinberg & Company, P.A., Certified Public Accountants

*   Previously filed

Item 28. Undertakings

The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (a) Include any prospectus required by Section 10(a)(3) of the Securities act of 1933; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; (c) Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (d) Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered by this registration statement, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Carlsbad, State of California, on July 15, 2004.

COM-GUARD.COM, INC.
BY:
/s/ EDWARD W. SAVARESE Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, ths registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ EDWARD W. SAVARESE	Chairman of the Board, and Chief Executive Officer	July 15, 2004
/s/ JOSEPH SIGISMONTI	President	July 15, 2004
/s/ GERRY B. BERG	Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2004
/s/ EDWARD H. CURRIE	Director	July 15, 2004
/s/ IRWIN ROTH	Director	July 15, 2004

CERTIFICATIONS

I, Edward W. Savarese, certify that:

1.   I have reviewed this Registration Statement on Form SB-2 of Com-Guard.com, Inc.

2.   Based on my knowledge, this Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Registration Statement.

3.   Based on my knowledge, the financial statements, and the financial information included in this Registration Statement, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the Registration Statement.

4.   The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

   a)   Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Registration Statement is being prepared;

   b)   Evaluated the effectiveness of the registrant's disclosure controls and procedures as of the date of the filing of this Registration Statement (the "Evaluation Date"); and

   c)   Presented in this Registration Statement our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.   The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

   a)   All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

   b)   Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.   The registrant's other certifying officers and I have indicated in this Registration Statement whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

DATED: July 15, 2004
/s/ EDWARD W. SAVARESE Chief Executive Officer

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I, Gerry B. Berg, certify that:

1.   I have reviewed this Registration Statement on Form SB-2 of Com-Guard.com, Inc.

2.   Based on my knowledge, this Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Registration Statement.

3.   Based on my knowledge, the financial statements, and the financial information included in this Registration Statement, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the Registration Statement.

4.   The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

   a)   Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Registration Statement is being prepared;

   b)   Evaluated the effectiveness of the registrant's disclosure controls and procedures as of the date of the filing of this Registration Statement (the "Evaluation Date"); and

   c)   Presented in this Registration Statement our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.   The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

   a)   All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

   b)   Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.   The registrant's other certifying officers and I have indicated in the Registration Statement whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

DATED: July 15, 2004
/s/ GERRY B. BERG Chief Financial Officer

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The Baum Law Firm
580 Second Street, Suite 102
Encinitas, California 92024
Tel:   (760) 230-2300, ext. 205
Fax:   (760) 230-2305

July 16, 2004	File No. 3393SB-2/AF

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20001-1004

Attention: EDGAR Filing Desk

Re:   Com-Guard.com, Inc. EDGAR Filing -
   Form SB-2/A4 Registration Statement -
   File No. 333-102855

Dear Sir/Madam:

The undersigned is the attorney for Com-Guard.com, Inc. ("CGC").

Pursuant to the Securities Act of 1933 and the general instructions to Form SB-2 and Regulation S-T, and on behalf of CGC, please be advised that the Form SB-2 Registration Statement is being concurrently submitted electronically with this letter.

Thank you for your courtesy and cooperation.

                   Very truly yours,

                   /s/ Mark L. Baum

cc/encl: Com-Guard.com, Inc. (via fax)

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Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in the foregoing Registration Statement on Form SB-2 of our report dated September 23, 2003, relating to the financial statements of Com-Guard.com, Inc. as of and for the year ended June 30, 2003, which appears in the Com-Guard.com, Inc. Annual Report on Form 10-KSB for the fiscal years ended June 30, 2003 and 2002, filed with the Securities and Exchange Commission on October 8, 2004. We also consent to the reference to our firm under the caption “Experts."

                   WEINBERG & COMPANY, P.A.
                   Certified Public Accountants

Boca Raton, Florida
July 20, 2004